As filed with the Securities and Exchange Commission on September 7, 2001
                                           Registration No. 333-59980

                SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

            Pre-effective Amendment No. 3 to Form S-1

        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           BRAINTECH, INC.
      (exact name of registrant as specified in charter)

                              NEVADA
    (state or other jurisdiction of incorporation or organization)

                               7373
        (primary standard industrial classification code number)

                             98-0168932
                (I.R.S. Employee Identification No.)

                       Unit 102-930 West 1st Street
                    North Vancouver, British Columbia
                              Canada
                              V7P 3N4
          (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        National Registered Agent
                       1090 Vermont Avenue, Suite 910
                          Washington, D.C. 20005
                         Telephone (202) 371-8090
          (name address, including zip code, and telephone number,
              including area code, of agent for service)

Approximate date of commencement of proposed sale to public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registrations statement of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registrations statement of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

               CALCULATION OF REGISTRATION FEE


Title of Each         Amount to be     Proposed          Proposed     Amount of
Class of              Registered       Maximum           Maximum      Registration
Securities to                          Offering Price    Aggregate    Fee
be Registered                          Per Share         Offering
                                                         Price



Common shares with    11,900,003         $0.21            $2,499,000    $625.00 (1)
par value of $0.001    4,160,286         $0.30            $1,248,086    $312.02


(1) The number of shares being registered was increased from 11,900,003 to 16,060,289 in pre-effective amendment no. 1 to this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

            SUBJECT TO COMPLETION DATED SEPTEMBER 7, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                           BRAINTECH, INC.

                       16,060,289 Common Shares

This is an offering of up to 16,060,289 common shares with par value of $0.001 of Braintech, Inc. by the persons named in this prospectus as selling shareholders.

Except for the payment of the exercise price on the exercise of share purchase warrants described on page 7 of this prospectus, we will not receive any proceeds from the sale of the shares offered under this prospectus. The selling shareholders will receive those proceeds.

The selling shareholders will control the number of shares offered for sale. The selling shareholders are not required to sell all, or any, of the shares. The selling shareholders will also control how the shares are offered for sale. The selling shareholders may enter into underwriting agreements, and may pay underwriting discounts or commissions. The selling shareholders will control the prices at which the shares are offered, and can reject any proposed purchaser.

Our common shares trade on the OTC Bulletin Board under the symbol "BNTI". The closing price reported for our common shares on the OTC Bulletin Board on August 30, 2001 was $0.25.

INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK.
SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this prospectus is August 31, 2001.

                            TABLE OF CONTENTS
PROSPECTUS SUMMARY                                      1
RISK FACTORS                                            4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS       6
USE OF PROCEEDS                                         7
DIVIDEND POLICY	                                        7
CAPITALIZATION                                          7
SELECTED CONSOLIDATED FINANCIAL DATA                    7
DESCRIPTION OF SECURITIES TO BE REGISTERED              9
SELLING SECURITY HOLDERS                                9
PLAN OF DISTRIBUTION                                   12
LEGAL MATTERS                                          13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS                    13
BUSINESS                                               20
MANAGEMENT                                             33
PRINCIPAL STOCKHOLDERS                                 36
RELATED PARTY TRANSACTIONS                             37
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES         41
EXPERTS                                                41
WHERE TO FIND ADDITIONAL INFORMATION                   41
INDEX TO FINANCIAL STATEMENTS                          42



                       PROSPECTUS SUMMARY


                           THE COMPANY

Our principal business is the design and installation of custom machine vision systems. The principal industrial applications of machine vision systems are inspection, location analysis and pattern recognition. Our custom machine vision systems are suitable for both product inspection and location analysis applications. To date, we have designed and installed customized machine vision systems to perform quality control functions and to inspect and sort manufactured automotive parts.

We are also developing eVisionFactory, a computer program for use in building and supporting machine vision systems. eVisionFactory includes software which links together the different software components used in a machine vision system. eVisionFactory also includes an Internet based service and support system which can be used to provide technical support through the Internet to purchasers of our machine vision systems. The Internet based service and support system can also be adapted to provide technical support to companies operating other types of industrial machinery and manufacturing systems. Our intention is to market the Internet based customer and support system to companies that supply machinery and manufacturing systems, so that they can use the system to provide technical support to their own customers.

We market our products and services through our alliance with ABB Flexible Automation, a division of ABB Inc. ABB is a leading supplier of industrial robotic systems and services to industries including the automotive and metal fabrication industries. We believe our alliance with ABB is our best prospect for generating future sales. As a result, we plan to concentrate our efforts on developing our relationship with ABB, and on attempting to secure additional contracts to develop our customized machine vision systems through that alliance.

We have a limited operating history, and have not yet generated substantial operating revenues. In addition, we operate in a highly competitive market. An investment in our shares is speculative and involves a high degree of risk. The principal risks affecting our business and securities are described under the heading "RISK FACTORS", which starts on page 4 of this prospectus.

Our office is located at Unit 102-930 West 1st Street, North
Vancouver, British Columbia, Canada, V7P 3N4, and our telephone number is (604) 988-6440. Our world wide web address is www.braintech.com.

                              THE OFFERING


Common shares being           Up to 16,060,289 common shares each with a
offered by the selling        par value of $0.001:  Of these shares:
shareholders
                              -   7,600,000 were issued to selling
                                  shareholders in a private placement
                                  that we completed on March 15, 2001.
                              -   3,800,003 are issuable on the
                                  exercise of share purchase warrants
                                  which we issued to selling
                                  shareholders who participated in the
                                  private placement completed on March
                                  15, 2001;
                              -   2,773,523 were issued to selling
                                  shareholders in a private placement
                                  that we completed on June 29, 2001.
                              -   1,386,763 are issuable on the
                                  exercise of share purchase warrants
                                  which we issued to selling
                                  shareholders who participated in the
                                  private placement completed on June
                                  29, 2001;
                              -   400,000 were issued to a selling
                                  shareholder in settlement of legal
                                  proceedings; and
                              -   100,000 were issued to a selling
                                  shareholder as part of that selling
                                  shareholder's employment agreement
                                  with us.

                              The shares and share purchase warrants were issued to the selling shareholders under exemptions from registration under the Securities Act of 1933.

Risk Factors                  An investment in our common shares is
                              speculative and involves a high degree of risk. Before making an investment decision, you should read this entire prospectus carefully, including the information under the heading "Risk Factors" and the consolidated financial statements with accompanying related notes.

Use of Proceeds               We will not receive any proceeds from the
                              sale of shares offered by the selling
                              shareholders.  To the extent that any
                              warrants are exercised, we will receive the warrant exercise price for each warrant exercised. Proceeds from the exercise of warrants, if any, will be used for working capital purposes.


Listing or Quotation of       Our common shares currently trade on the OTC
Common Shares                 Bulletin Board quotation service under the
                              symbol "BNTI".

                 SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The tables below describe summary consolidated financial information for the periods indicated. It is important that you read this information together with the section entitled
"Management's Discussion and Analysis of Financial Condition and
Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.


Consolidated Statement     Period from      Six months    Years ended December 31,
of Operations              inception on     ended June
                           January 3, 1994      30,
                           to June 30,         2001      2000         1999        1998
                                2000
                                ($)            ($)        ($)          ($)         ($)

Sales...................       222,361         24,802      140,049            -      57,510
Gross Margin............       131,300         17,327       86,468            -      27,505
Total Operating Expenses     9,214,235        968,023    1,227,064    1,236,074   2,138,061
Operating Loss..........    (9,082,935)      (950,696)  (1,140,596)  (1,236,074) (2,110,556)
Non-Operating Interest
  Income                        41,968         15,375      26,5935            -           -
Net Loss................    (9,040,967)      (935,321)  (1,114,003)  (1,236,074) (2,110,556)
Loss per share:  Basic
and diluted.............         (0.33)         (0.02)       (0.03)       (0.03)      (0.07)
Weighted average number
of shares outstanding:
Basic and diluted   ...     27,224,969     49,268,805   43,737,333   36,076,379  28,620,884



Consolidated Balance Sheets           As at June 30,    As at December 31,

                                           2001          2000         1999
                                            ($)           ($)          ($)
Current Assets                            701,852        954,880     471,984
Total Assets                              891,966      1,134,072     616,324
Current Liabilities                       108,176         50,686     109,216
Amounts in dispute                              -              -     606,000
Total Stockholders'equity (deficit)       783,790      1,083,386     (98,892)


                            RISK FACTORS

INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING
RISK FACTORS BEFORE PURCHASING OUR COMMON STOCK.

BECAUSE WE HAVE EARNED INSIGNIFICANT REVENUE OF ONLY $222,361
FROM INCEPTION TO JUNE 30, 2001, WE FACE A SERIOUS RISK OF
INSOLVENCY.

We have never earned significant operating revenue. We have been dependent on equity financing to pay operating costs and to cover operating losses.

We have sufficient cash to pay ongoing operating expenses, at their current level, to approximately October 31, 2001. To continue operation beyond that we will have to generate operating revenue or raise additional capital. If we are unable to do so, we face a risk of insolvency.

The auditors report on our December 31, 2000 consolidated financial statements includes an additional paragraph that identifies conditions which raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BECAUSE WE HAVE NO SIGNIFICANT SALES HISTORY AND ARE
SUBSTANTIALLY DEPENDENT ON OUR ALLIANCE WITH ABB TO GENERATE
FUTURE SALES, OUR FUTURE IS UNCERTAIN IF OUR ALLIANCE WITH ABB
FAILS.

We plan to market our machine vision systems and also our Internet based support and service system through our alliance with ABB. We believe our alliance with ABB is our best prospect for generating sales revenue. We have no other established distribution channels or marketing arrangements, and if we are unable to generate sales through ABB, our prospects for generating revenue are highly speculative.

BECAUSE OUR ALLIANCE WITH ABB IS NEW, WE ARE UNCERTAIN WE WILL
SUCCESSFULLY DEVELOP OUR RELATIONSHIP WITH ABB.

We made our alliance agreement with ABB in March 2000 and have completed three projects with ABB to date. We intend to develop our relationship with ABB to try and make additional sales through that relationship. However, our relationship with ABB does not yet have a proven track record. Our prospects for generating sales under the ABB alliance are uncertain.

BECAUSE OUR INTERNET BASED SERVICE AND SUPPORT SYSTEM IS IN THE
DEVELOPMENT STAGE, WE HAVE NO ASSURANCE THAT WE WILL
COMPLETE DEVELOPMENT SUCCESSFULLY.

We commenced development of our Internet based service and support system during the fall of 2000. That system is still in the development stage. We have no assurance that we will be able to complete development of the system, or that any market will exist for the system when it is completed.

BECAUSE OF OUR LIMITED OPERATING AND SALES HISTORY, WE CANNOT
MAKE RELIABLE PROJECTIONS OF OUR FUTURE OPERATING COSTS.

If we are able to generate sales, we may have to hire additional personnel to service our customers and to continue development of our technology. We may also have to incur additional marketing and overhead expenses. As a result of our lack of historical sales, we cannot make reliable projections of the number of additional personnel we will require, the cost of employing those personnel, or the level of marketing and overhead expenses we will incur. We thus have no assurance that any revenue we earn will be sufficient to cover the cost of earning that revenue, or to generate operating profits.

BECAUSE WE DEVELOP AND INSTALL CUSTOMIZED VISION SYSTEMS FOR
SPECIFIC CUSTOMER NEEDS, WE MAY NOT BE ABLE TO CREATE A REPEAT
CUSTOMER BASE.

Most machine vision systems are designed for the specific needs of a particular customer, and represent isolated purchases by the customers in question. As a result, we have no assurance that we will be able to obtain additional contracts to supply machine vision systems, or that any customers we secure will become repeat customers.

BECAUSE OUR WORK FORCE IS SMALL, WITH ONLY 25 PEOPLE EMPLOYED
EITHER AS OFFICERS, EMPLOYEES OR CONTRACTORS, WE ARE VULNERABLE
TO THE LOSS OF KEY PEOPLE OR TO RAPID EXPANSION.

We employ only 25 people either as officers, employees or contractors. We try to employ people with skill sets that match the specific fields important to our business. As a result, the departure of a single person or a small number of people could materially adversely affect our business. We do not have key man insurance on any of the people we employ.

Qualified technical personnel are in great demand in all high technology industries. Accordingly, it may be difficult for us to replace people who depart, or to hire additional people we may require if we are able to generate substantial sales.

BECAUSE WE DO NOT HAVE PATENT PROTECTION FOR ANY OF OUR PRODUCTS,
OUR INTELLECTUAL PROPERTY MAY BE COPIED OR MISAPPROPRIATED.

We have not applied for patent protection for any of our products. Accordingly, we have no legal means to prevent other companies from developing products that perform similar functions in a similar way.

We believe that software code that we have written for eVisionFactory, the BrainTron processor, and the Odysee Development Studio is protected by copyright law. However, copyright law does not prevent other companies from developing their own software to perform the same functions as our products.

BECAUSE THE MARKET PRICE OF OUR COMMON STOCK HAS BEEN
PARTICULARLY VOLATILE, PURCHASERS OF OUR COMMON STOCK FACE A HIGH
DEGREE OF MARKET RISK.

The market price of our common stock has experienced extreme fluctuations. Since January 1, 2000 the market price of our common stock has varied between $0.10 and $6.12. As we have not announced any material changes to our earnings, we believe that the fluctuations in our stock price have resulted primarily from market perceptions of the speculative value of our business opportunities. The susceptibility of our stock price to fluctuation exposes purchasers of our stock to a high degree of risk.


BECAUSE WE HAVE GENERATED REVENUE OF ONLY $222,361 FROM INCEPTION
TO JUNE 30, 2001, AND OUR BUSINESS HAS NOT BEEN PROFITABLE
WITH ACCUMULATED LOSSES OF $9,040,968 FROM INCEPTION TO JUNE
30, 2001, WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL WE NEED.

We will likely require additional capital to continue the development of our products, to pay the costs of marketing those products, or to cover operating losses until we are able to become profitable. As we have never generated operating profits or significant sales revenue, we may not be able to raise the amount of capital we require.

Several other factors may also hinder our efforts to raise capital. They include the following:

- Our share price has been highly volatile during 2000 and the first half of 2001. The volatility of our share price may deter potential investors.

- Subsequent to the first quarter of 2000, many technology companies have experienced financial difficulties and rapidly declining share prices. As a result, potential investors may be less willing to invest in technology companies generally.
- Subsequent to the first quarter of 2000, capital markets have become tighter generally, with less financing available for technology companies generally.

BECAUSE WE MAY HAVE TO RAISE ADDITIONAL CAPITAL, THE INTERESTS OF
SHAREHOLDERS MAY BE DILUTED.

To raise additional capital we may have to issue additional shares, which may dilute the interests of existing shareholders substantially. Alternatively, we may have to borrow large sums, and assume obligations to make substantial interest and capital payments. We may also have to sell significant interests in some or all of our products. If we are able to raise additional capital, we cannot assure that it will be on terms that enhance the value of our common shares.

BECAUSE THIS OFFERING WILL QUALIFY OVER 16 MILLION SHARES FOR
RESALE, THERE IS A RISK THAT THE SALE OF THIS AMOUNT OF SHARES IN
THE MARKET MAY PUT DOWNWARD PRESSURE ON OUR STOCK PRICE.

Subsequent to January 1, 2000, we have issued over 16 million shares, including shares issuable under share purchase warrants, and in private placements and other exempt transactions. The purpose of this prospectus is to qualify these shares for resale by the owners. The market price of our stock could drop significantly if the owners of these shares sell all or a large portion of the shares, or are perceived as intending to sell them.

BECAUSE OUR STOCK MAY BE SUBJECT TO "LOW PRICE STOCK" RULES, THE
MARKET FOR OUR STOCK MAY BE LIMITED.

The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price less than $5.00. Our stock is presently covered by those rules, and may continue to be so. The penny stock rules require broker-dealers to make a special suitability determination before selling our stock to investors who are not either regular customers or accredited investors. As a result, the potential market for our stock may be limited.


         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the other reports we file from time to time with the Securities and Exchange Commission, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and are statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates," and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus and the documents we have incorporated by reference, including those stated under the heading "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus, and the materials incorporated by reference into this prospectus.

We cannot guarantee our future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                     USE OF PROCEEDS

Except for payment of the exercise price on the exercise of share purchase warrants, as explained below, we will not receive any proceeds from sale of the shares offered under this prospectus.
The selling shareholders will receive those proceeds.

As part of the two private placements we completed on March 15, 2001, and June 29, 2001, we issued 3,800,003 share purchase warrants.
Each share purchase warrant entitles the holder to purchase one share for one year at $0.20 per share. If the selling shareholders holding the share purchase warrants exercise all of the 5,186,766 share purchase warrants, we will receive the exercise price of $0.20 per share for a total of $1,037,353. 1,650,002 of the share purchase warrants expire February 25, 2002, 2,150,001 expire March 14, 2002, and the remainder of 1,386,763 expire on June 29, 2002.

We will use funds received on the exercise of share purchase warrants, if any, for working capital.

                       DIVIDEND POLICY

We have never paid cash dividends on our capital stock. We intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

                      CAPITALIZATION

The following table describes our cash and cash equivalents, shares outstanding, and capitalization as of June 30, 2001. You should review the information described in this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus.


Capitalization                               June 30, 2001

                                                   ($)
Cash and cash equivalents                         $577,954

Short-term debt and current portion of                   -
 long-term debt
Long-term debt                                           -
Shareholders' equity
        Common stock, 200 million shares
        authorized 56,472,856 issued and
        outstanding                                 56,473
        Additional paid-in capital               9,827,084
        Deficit accumulated prior to the
        development stage                          (58,800)
        Deficit accumulated during the
        development stage                       (9,040,967)
                                                 ---------
Total Capitalization                             1,361,744
                                                 =========

              SELECTED CONSOLIDATED FINANCIAL DATA

This section presents our historical financial data. You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and the related notes and with Management's Discussion and Analysis of Financial Condition and Results of

Operations included elsewhere in this prospectus. The selected data in this section is not intended to replace the financial statements.

The consolidated statements of operations data described for the years ended December 31, 2000, 1999 and 1998 and the consolidated balance sheet data for the years ended December 31, 2000 and 1999 have been derived from our audited financial statements included elsewhere in this prospectus, which have been audited by KPMG LLP. The consolidated statements of operations data and consolidated balance sheets data for the years ended
December 31, 1997 and 1996 have been derived from our audited financial statements not included in this prospectus. The consolidated statements of operations and balance sheet data described for the six month period ended June 30, 2001 were taken from our unaudited quarterly financial statements which, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and contain all adjustments necessary for a fair presentation of the financial condition and results of operations for the period presented. The historical results do not necessarily indicate the results you should expect in any future period.

Consolidated        Six months                   Years ended December 31,
Statement of          ended
Operations           June 30,

                      2001          2000         1999       1998       1997        1996
                       ($)           ($)          ($)        ($)        ($)         ($)

Sales.............      24,802     140,049           -      57,510           -           -
Cost of Sales.....       7,475      53,581           -      30,005           -           -
Gross Margin......      17,327      86,468           -      27,505           -           -
Total Operating
Expenses..........     968,023   1,227,064   1,236,074   2,138,061     930,042     913,545
Operating
Loss..............    (950,696) (1,140,596) (1,236,074) (2,110,556)          -           -
Non-Operating
gain/loss.........      15,375     532,593      (5,918)     (5,488)          -      46,400
Net Loss..........    (935,321) (1,114,003) (1,236,074) (2,110,556)   (930,042)   (959,945)
Loss per share:
basic and
diluted...........       (0.02)      (0.03)      (0.03)      (0.07)      (0.04)      (0.05)
Weighted average
number of shares
outstanding.......  49,268,805  43,737,333  36,076,379  28,620,884  25,464,978  20,354,525

Consolidated
Balance Sheets           As at                   As at December 31,
                        June 30,

                         2001       2000         1999       1998       1997        1996
                          ($)        ($)          ($)        ($)        ($)         ($)

Current Assets.....    701,571     954,880     471,984     57,256     169,458     113,443
Total Assets.......    891,966   1,134,072     616,324    142,623     192,860     169,883
Current
Liabilities........    108,176      50,686     109,216    526,861     231,942      87,193
Amounts in
dispute(1).........          -     606,000     606,000          -           -           -
Subscriptions
received(1)........          -           -           -          -     606,000     606,000
Total Stockholders'
equity (deficit)...    783,750   1,083,386     (98,892)  (990,238)   (645,082)   (523,310)


(1) In 1999, three corporations commenced legal proceedings against us claiming damages in the amount of $606,000. We filed a defence and counterclaim alleging that the plaintiffs caused share certificates to be issued improperly and caused funds to be issued for unauthorized and improper purposes. On January 25, 2001, the British Columbia Supreme Court dismissed the action without costs.

               DESCRIPTION OF SECURITIES TO BE REGISTERED

The shares offered under this prospectus are common shares with par value of $0.001 per share. The holders of our common shares are entitled to receive notice of, attend, and vote at all meetings of our shareholders. The common shares carry one vote per share. The holders of the common shares are entitled to receive dividends if, as, and when declared by our board of directors.
The common shares carry no pre-emptive rights to acquire unissued common shares and cumulative voting is denied. The common shares also carry no conversion rights, redemption provisions, sinking fund provisions, or liability to further calls or assessment. There are no restrictions on the repurchase or redemption of our common shares by us, except under applicable securities laws and to the extent that any such repurchase or redemption would render us insolvent.

Common shares with par value of $0.001 are the only class of shares authorized under our Articles of Incorporation. As at August 31, 2001, we have 56,472,856 shares issued and outstanding.

                      SELLING SECURITY HOLDERS

The shares offered for sale pursuant to this prospectus consist of:

- 7,600,000 shares issued to selling shareholders in a private placement that we completed on March 15, 2001;
- 3,800,003 shares issuable on the exercise of share purchase warrants which we issued to selling shareholders who participated in the private placement we completed on March 15, 2001;
- 2,773,523 shares issued to selling shareholders in a private placement that we completed on June 29, 2001;
- 1,386,763 shares issuable on the exercise of share purchase warrants which we issued to selling shareholders who participated in the private placement we completed on June 29, 2001;
- 400,000 shares were issued to a selling shareholder in settlement of legal proceedings; and
- 100,000 shares were issued to a selling shareholder as part of that selling shareholder's employment agreement with us.

The following table identifies each selling shareholder, any position, office or material relationship, within the last three years, that selling shareholder has or has had with us or any of our predecessors or affiliates, the amount of shares owned by each selling shareholder as of August 15, 2001 and the amount of shares that each selling shareholder will own after completion of this offering assuming that all of the shares offered under this prospectus are sold.


Selling Shareholder &        Amount of Shares        Shares        Amount of Shares
position, office or          Before Offering        Offered(3)     after Offering(2)
material relationship        as of
with Braintech, Inc          August 15, 2001
                             (1)(2)
                             No.          %                        No.      %

Owen L.J. Jones(9)           6,327,501    10.8%     2,500,001(5)   3,827,500    6.6%


-Director, Chief
Executive Officer
and President
(to June 19, 2001)


Table continued: from
page 9


Selling Shareholder &       Amount of Shares         Shares        Amount of Shares
position, office or         Before Offering         Offered(3)     after Offering(2)
material relationship            as of
with Braintech, Inc         August 15, 2001
                            (1)(2)
                              No.          %                          No.        %


Beau J. Holdings Ltd(4)(7)   5,542,499     9.6%     2,499,999(5)   3,042,500    5.3%

-Private management
company owned by Grant
Sutherland, one of our
directors

Edward A. White              1,125,001     2.0%     1,000,001(5)     125,000    0.2%

-Director, Chief
Financial Officer and
Treasurer

695183 Alberta               2,250,001    4.0%      1,000,001      1,250,000    2.2%
Ltd.(6)(7)(8)


Donald A. Anderson(8)        1,350,000    2.4%        450,000        900,000    1.6%

Nancy Chalmers(8)              670,001    1.1%        670,001              0      0

Bolder Investment
Partners Ltd(7)(8)             660,000    1.1%        660,000              0      0

Mystic Developments
Ltd(7)(8)                      660,000    1.1%        660,000              0      0

James Meyers(8)                660,284    1.2%        660,284              0      0

Judy Jones(9)                2,000,001    3.5%      2,000,001              0      0

- Spouse of Owen
Jones, CEO and
director

Babak Habibi                 1,165,001    2.0%      1,165,001(5)      165,001   0.3%

- Director and
President (since
June 19, 2001)

Crescent Corporation(8)        650,000    1.1%        650,000               0     0

Jock McDermid(8)               660,000    1.1%        660,000               0     0

John Archer(8)                 650,000    1.1%        650,000               0     0

JMF Management Inc.(7)

-Plaintiff in settled          400,000    0.7%        400,000               0     0
legal proceeding

Peter MacLean                  100,000    0.2%        100,000               0     0

-Former employee

(1) Includes shares issuable upon the exercise of share purchase warrants issued as part of private placements completed on March 15, 2001 and June 29, 2001. The following selling shareholders are eligible to receive the following shares upon exercise of the share purchase warrants:


Name                    Amount of shares           Expiry
                                                   (d/m/y)
Owen L.J. Jones             833,334               14/03/02
Beau J Holdings Ltd         833,333               14/03/02
Edward A. White             333,334               14/03/02
695183 Alberta Ltd.         333,334               25/02/02
Donald A. Anderson          150,000               14/03/02
Nancy Chalmers              223,334               25/02/02
Bolder Investments
Partners Ltd                220,000               25/02/02
Mystic Developments Ltd.    220,000               25/02/02
James Meyers                220,095               29/06/02
Judy Jones                  833,334               29/06/02
Babak Habibi                333,334               29/06/02
Crescent Corporation        216,667               25/02/02
Jock McDermid               220,000               25/02/02
John Archer                 216,667               25/02/02

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 15, 2001 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(3) Shares offered" includes shares issued to selling shareholders as part of private placement completeds in March 2001 and June 2001 and shares issuable pursuant to share purchase warrants acquired by selling shareholders. "Shares offered" does not include shares issuable pursuant to stock options.
(4) Included in the calculations to determine the amount of shares owned by Beau J Holdings Ltd. before and after the offering are shares and options owned by Grant Sutherland.
(5) Owen Jones, Beau J Holdings Ltd. and Edward White do not acknowledge they are affiliates of Braintech, Inc. as defined in Reg. Section 230.144. However, they intend to comply with the limitation on the amount of securities sold as provided in Rule 144(e) of the Securities Act, 1933.
(6) Included in the calculations to determine the amount of shares owned by 695183 Alberta Ltd. before and after the offering are shares owned by Melvin Beaumont and his spouse Marguerite Beaumont.
(7) The table below describes, based on the information available to us, the person or person with sole or shared investment power over the following incorporated selling shareholders:


        Beau J. Holdings               Grant Sutherland
        695183 Alberta Ltd.            Melvin Beaumont
        Bolder Investments
        Partners Ltd.                  C. Channing Buckland
                                       Davis S. Chernoff
                                       John P. McDermid
                                       Jeana R. Traviss
                                       Daryl Yurek
        Mystic Developments Ltd.       Dale Eckert
        JMF Management Inc.            Manfred Kurschner


(8) No material relationship with Braintech, Inc., except as shareholders of the company.

(9) Figures stated by Owen Jones do not include shares owned by Judy Jones, of which Owen Jones disclaims beneficial ownership.

                       PLAN OF DISTRIBUTION

This prospectus covers the sale of shares by the selling shareholders. It also covers sales by people who receive shares from the selling shareholders by way of gift, pledge, partnership distribution, or other non-sale related transfer. Any distribution of the shares may be effected by any of those parties from time to time in one or more of the following transactions:

- to underwriters who will acquire securities for their own account and re-sell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale;
- through brokers, acting as principal or agent, in transactions though the OTC Bulletin Board quotation service or on any other market or exchange on which the securities are then listed;
- directly or through brokers or agents in private sales at negotiated prices;
- through put or call option transactions, or through short sales of our common shares at market prices prevailing at the time of sale or at negotiated prices; or
-   by any other legally available means.

Any public offering price and any discount or concessions allowed or paid to underwriters may change from time to time. Sales through an exchange may involve block transactions, special offerings, or exchange distributions, and may take place at market prices prevailing at the time of sale, prices related to such prevailing market prices, negotiated prices, or fixed prices.

The aggregate proceeds to the selling shareholders from the shares will be the offering price less applicable commissions, or discounts, if any. We do not know if the selling shareholders will sell any of the shares offered under this prospectus.

The selling shareholders and their underwriters, brokers, dealers or agents, upon affecting a sale of securities, may be considered "underwriters" as that term is defined in the Securities Act.
The selling shareholders will be subject to the prospectus delivery requirements because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Sales effected through agents, brokers, or dealers will ordinarily involve payment of customary brokerage commissions, although some brokers or dealers may purchase shares as agents for others or as principals for their own account. The selling shareholders will pay any sales commissions or similar selling expenses applicable to the sale of the shares. A portion of any proceeds of sales and discounts, commissions, or other sellers' compensation may be deemed to be underwriting compensation for purposes of the Securities Act.

Selling shareholders also may resell all or a portion of the shares offered under this prospectus in open market transactions in compliance with the restrictions of Rule 144 under the Securities Act.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market activities for our common shares for a period of five business days prior to the commencement of the distribution. In addition, each selling shareholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M. Those provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for our common shares.

At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriters for securities purchased from the selling shareholders, any discounts, commissions and other items constituting compensation from the selling shareholders, and any discounts, commissions, or concessions allowed or paid to dealers. In addition, upon being notified that a donee, pledgee, transferee, or other successor-in-interest intends to sell any shares, we will file a post-effective amendment to this prospectus naming the donee, pledgee, transferee, or other successor-in-interest.

In order to comply with the securities laws of certain states, if applicable, the securities will be sold in those jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and the conditions of the exemption have been satisfied.

We have agreed that we will bear all costs, expenses, and fees in connection with the registration or qualification of the shares under federal and state securities laws, which are currently estimated to be $50,625.

                           LEGAL MATTERS

Certain legal matters relating to the legality of the issuance of the shares qualified for sale under this prospectus under U.S.
Federal Securities law and Nevada state law will be passed upon by William M. Ziering, Attorney at law.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

SIX MONTH PERIOD ENDED JUNE 30, 2001 COMPARED WITH THE SIX MONTH
PERIOD ENDED JUNE 30, 2000

During the six month period ended June 30, 2001, we recorded revenue from operations of $24,802. We received this amount from ABB Flexible Automation for a vision system used in the manufacture of plastic fuel tanks.

Cost of sales for the six month period ended June 30, 2001 was $7,475. This amount consisted of equipment used in, and installation costs relating to, the fuel tank project.

Revenue from operations for the six month period ended June 30, 2000 was $77,173. This amount included:

- $65,786 for a brake shoe sorting and inspection system developed for Satisfied Brake Products Inc.; and

-    $11,387 for the Wizmaster program developed for Sideware
     Systems Inc.

Cost of sales for the six month period ended June 30, 2000 was $34,452. This amount consisted of:

- $26,105 paid to a systems integrator working on the Satisfied Brake Products Inc. project; and

- approximately $8,000 for equipment for our transmission casing inspection project with ABB.

Research and development expenses for the six month period ended June 30, 2001 were $203,839, compared with $290,660 for the six month period ended June 30, 2000. The decrease resulted principally from the elimination of payments to North Shore Circuit Design. During the six month period ended June 30, 2000 we paid approximately $77,000 to North Shore Circuit Design for work on the IMPAC accelerator board. During 2000 we ceased work on the IMPAC accelerator board, in order to concentrate our efforts on developing our relationship with ABB. As a result, payments to North Shore Circuit design have ceased.

Selling, general, and administrative expenses increased from $423,811 for the six month period ended June 30, 2000 to $755,632 for the six month period ended June 30, 2001. Several factors contributed to the increase. The principal factors were as follows:

- General and administrative salaries increased from approximately $81,600 to approximately $287,000, due to the hiring of approximately 9 additional general and administrative employees during the first half of 2001.

- Amortization expenses increased from $28,981 to $62,092, principally as a result of amortization charges in respect of approximately $82,800 in additional capital assets purchased during the first half of 2001.

- Legal expenses increased from $81,587 to $118,724, principally due to the cost of filing a registration statement under the Securities Act of 1933.

- Filing and transfer fees decreased from $21,624 to $3,203. During the six month period ended June 30, 2000 we incurred filing fees of approximately $9,000 for the filing of a registration statement under the Securities Act of 1933.

- During the six month period ended June 30, 2000 we incurred a foreign exchange loss of $10,771. The comparative figure for 2001 was $1,035. Our foreign exchange losses result principally from adjusting entries made in respect of transactions recorded in United States dollars, but actually carried out in Canadian dollars.

-      During the six month period ended June 30, 2001, we paid
       $9,755 for public relations services. There were no similar payments during the six month period ended June 30, 2000.

- Travel and trade show expenses increased from $9,170 to $52,437, principally as a result of attending the International Robots & Vision Show in Chicago in June 2001

THREE MONTH PERIOD ENDED JUNE 30, 2001 COMPARED WITH THE THREE
MONTH PERIOD ENDED JUNE 30, 2000

During the three month period ended June 30, 2001, we recorded revenue from operations of $24,802. We received this amount from ABB Flexible Automation for a vision system used in the manufacture of plastic fuel tanks.

Cost of sales for the three month period ended June 30, 2001 were $7,475. This amount consisted of equipment used in, and installation costs relating to, the fuel tank project.

Revenue from operations for the three month period ended June 30, 2000 was $7,287. This amount was received as the final payment for the brake shoe sorting and inspection system for Satisfied
Brake Products Inc.

Cost of sales for the three month period ended June 30, 2000 were $3,253. This amount consisted of equipment for our transmission casing inspection project with ABB.

Research and development expenses for the three month period ended June 30, 2001 were $85,567, compared with $139,633 for the three month period ended June 30, 2000. The decrease resulted principally from the elimination of payments to North Shore Circuit Design. During the month period ended June 30, 2000 we paid approximately $24,000 to North Shore Circuit Design for work on the IMPAC accelerator board. During 2000 we ceased work on the IMPAC accelerator board, in order to concentrate our efforts on developing our relationship with ABB. As a result, payments to North Shore Circuit design have ceased.

Selling, general, and administrative expenses increased from $191,298 for the three month period ended June 30, 2000 to $463,450 for the three month period ended June 30, 2001. Several factors contributed to the increase. The principal factors were as follows:

- General and administrative salaries increased from approximately $40,000 to approximately $194,000, due to the hiring of approximately 9 additional general and administrative employees during the first half of 2001.

- Amortization expenses increased from $28,981 to $62,092, principally as a result of amortization charges in respect of approximately $82,800 in additional capital assets purchased during the first half of 2001.

- Legal expenses increased from $25,187 to $71,544, principally due to the cost of filing a registration statement under the Securities Act of 1933.

- Travel and trade show expenses increased from $2,470 to $50,820, principally as a result of attending the International Robots & Vision Show in Chicago in June 2001.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER
31, 1999

During the year ended December 31, 2000, we recorded revenue from operations of $140,049. This amount included:

- approximately $68,000 for a brake shoe sorting and inspection system developed for Satisfied Brake Products
    Inc.;

-   $11,387 for the Wizmaster program developed for Sideware
    Systems Inc.;

- approximately $44,000 from ABB, for two vision systems used in the manufacture of plastic fuel tanks; and

- approximately $18,000 from ABB, for a vision system to identify and sort automotive transmission casing parts.

We recorded no revenue from operations during the year ended
December 31, 1999.

Cost of sales for the year ended December 31, 2000, were $53,581.
This amount consisted of:

- approximately $27,200 for equipment and expenses related to the the four projects described above that generated revenue during the year ended December 31, 2000; and

- $26,105 paid to Mercator Robotec Inc., a systems integrator working on the Satisfied Brake Products Inc. project; and

We had no revenue during the year ended December 31, 1999 and, accordingly, we recorded no cost of sales during that period either.

Research and development expenses for the year ended December 31, 2000 were $435,071 compared with $579,441 for the year ended
December 31, 1999. This change resulted principally from the following factors:

- Salaries allocated to research and development increased from $315,458 to $327,275.

- Payments to North Shore Circuit Design for work on the IMPAC board decreased from $204,800 to $87,751. During the year ended December 31, 2000 we ceased work on the IMPAC board, in order to concentrate our efforts on developing our relationship with ABB.

Selling, general and administrative expenses increased from $650,715 for the year ended December 31, 1999 to $691,993 for the year ended December 31, 2000. Several factors contributed to the increase. The principal factors were as follows:

- Amortization increased from approximately $42,500 to approximately $52,000, as a result of increased expenditure on leasehold improvements, and as a result of a change in the amortization period with respect to computer hardware. During 2000 we adopted a three year amortization period for computer hardware. Previously, we amortized computer hardware on a 30% declining balance basis.

- Filing and transfer fees increased from $12,213 to $32,465, principally as a result of costs incurred in filing a registration statement under the Securities Act of 1933.

- Accounting and auditing expenses decreased from approximately $66,000 to approximately $59,000.

- Legal expenses decreased from approximately $77,000 to approximately $73,000.

- Investor relations costs increased from $19,528 to $51,430, principally as a result of costs incurred in distributing materials for our 2000 shareholders' meeting and in proxy tabulation costs.

-   Travel and trade show costs decreased from approximately
    $41,000 to approximately $6,300, principally because we did not participate in industry trade shows during 2000.

- Premises costs increased from approximately $16,400 to approximately $40,250, principally as a result of our relocation to new office premises located at Unit 113 -
    980 West 1st Street, North Vancouver, B.C.

For the year ended December 31, 2000, we have also recorded an amount of $606,000 as additional paid in capital, following the dismissal of certain court proceedings against us:

- On March 16, 1999 three corporate Plaintiffs commenced legal proceedings against us claiming damages in the amount of $606,000 for breach of contract and conversion of stock certificates.

-    Our records showed that during the fiscal year ended
     December 31, 1995 we received $606,000 on account of the subscription of 3,000,000 shares at $0.25 per share. In
     November 1995 we cancelled the certificates representing the 3,000,000 shares, on the basis of irregularities in the issuance of the certificates and in other dealings involving the Plaintiffs. Our position was that the certificates had not been validly issued.

- Prior to December 31, 1998, we recorded $606,000 as funds received outside of shareholders' equity on our balance sheet. On the commencement of legal proceedings in March 1999, we reclassified the $606,000 to "amounts in dispute" in our financial statements.

- We filed a defence and counterclaim in the legal proceedings alleging that the Plaintiffs and a former promoter of Braintech Inc. caused share certificates in our company to be issued improperly, and caused corporate funds to be used for unauthorized and improper purposes.

- In January 2001 the Supreme Court of British Columbia dismissed the claims against us on the grounds that the Plaintiffs failed to comply with a court order for the production of documents.

- As a result of the dismissal of the legal proceedings, we have recorded the amount of $606,000 as additional paid in capital.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER
31, 1998

During the year ended December 31, 1999 we did not receive any operating revenue. We completed the majority of the work on our brake shoe sorting and inspection system for Satisfied Brake Products Inc., and held a deposit of $21,506 in respect of that work. In addition, we completed the Wizmaster project for Sideware Systems Inc. However, as neither project was fully invoiced or paid prior to December 31, 1999, revenue from those projects was recognized in our 2000 fiscal year.

During the fiscal year ended December 31, 1998, we received operating revenue of $57,510 from the sale of machine vision systems and related services. We received:

- $18,000 from Epson Portland Inc. for sale of our print quality inspection system;

- $30,000 from Cordis, a Johnson & Johnson company, for a feasibility study in respect of an inspection system to detect manufacturing defects in surgical stents, used to reinforce blood vessels following angioplasty surgery;

- $7,500 from Tantus Electronics Corp. in respect of a proposed fruit inspection system for Sunkist Growers; and

- $2,010 from NGI Technology, Inc. for a purchase of the BrainTron processor, which performs mathematical operations used in identifying and classifying digital images.

Costs of sales for the fiscal year ended December 31, 1998 were $30,005. This figure included $1,250 in hardware costs and $28,755 in internal manpower costs. The internal manpower costs related to work done on those projects that generated revenue, as described above. We had no operating revenue for the year ended December 31, 1999 and, accordingly, we had no cost of sales during that period.

Research and development expenses decreased from $752,078 for the year ended December 31, 1998 to $579,441 for the year ended
December 31, 1999. The principal factors, which contributed to the decrease, were as follows:

- Stock based compensation decreased from $430,700 to $0. We incur stock based compensation expenses when we issue stock options with exercise prices below the market price for our stock.

- Salaries and bonuses allocated to research and development increased from $230,553 to $315,458.

- Payments to North Shore Circuit Design for work on the IMPAC accelerator board increased from $116,294 to $204,800.

- We report our research and development expenses net of government grants, which totalled $5,460 during 1999 and $45,890 during 1998. The grant funds were used for the development of the Odysee Development Studio, which allows users to link the different software components of a vision system.

Consulting and contractor expenses were $0 for the year ended December 31, 1999, compared with $24,785 for the year ended December 31, 1998. Consulting and contractor expenses for 1998 included approximately $17,000 spent in preparing a business plan. There was no similar expense during 1999.

Our selling, general, and administrative expenses decreased from $1,355,710 for the year ended December 31, 1998 to $650,715 for the year ended December 31, 1999. Our selling, general, and administrative expenses include several categories of expenditure, including salaries not allocated to research and development. Accordingly, several factors contributed to the decrease. The principal factors were as follows:

- Our non-cash stock based compensation expense decreased from $497,100 to $2,000.

-   Salaries and benefits decreased from $298,430 to $143,865.
    The principal reason for this decrease was the adjustment to our cost sharing agreement with Sideware Systems Inc., described below under the heading "Related Party Transactions".

- During 1999 we incurred a foreign exchange expense of $50,619. By comparison, during 1998 we incurred a foreign
    exchange gain of $36,743.   Our foreign exchange gains and
    expenses result principally from transactions recorded in United States dollars, but actually carried out in Canadian dollars.

- Accounting costs increased from approximately $54,000 to approximately $66,000. The principal reasons for this increase were costs incurred in filing reports required under the Securities Exchange Act of 1934 and costs incurred in resolving accounting issues relating to our stock options.

-   Travel and trade show costs decreased from approximately
    $56,000 to approximately $41,000, principally as a result of reduced trade show participation.

- Premises costs decreased from approximately $63,000 to approximately $16,400, principally as a result of the adjustment made to our cost sharing agreement with Sideware
    Systems Inc.

LIQUIDITY AND CAPITAL RESOURCES

During the first quarter of 2001, we completed a private placement of 7,600,000 shares at a price of $0.15 per share. In addition, for every two shares purchased, each purchaser received one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share for one year at $0.20 per share. Net proceeds from the private placement were approximately $1.1 million.

On June 29, 2001 we completed a private placement of 2,773,523 common shares at a price of $0.15 per share. In addition, for every two shares purchased, the purchasers received one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share for one year at $0.20 per share. Net proceeds from the private placement were
approximately $410,000.    In addition, we have received $65,000
on account of a further intended private placement.

As of August 31, 2001, inclusive of the financing proceeds described above, our cash balance is approximately $350,000. Apart from our cash balance and any revenue we receive from operations, we have no other sources of liquidity or capital resources.

At our current level of operation, we estimate that our cash expenses are approximately $160,000 per month. We base this estimate on the following data:

- As at August 31, 2001, we have 25 employees, including contractors. Our salary costs are approximately $95,000 per month.

- For the six-month period ended June 30, 2001 our average monthly general, overhead and administrative costs, exclusive of salary costs, were approximately $55,000 per month. We expect that our general overhead and administrative costs, exclusive of salary costs, will be approximately $60,000 per month for the balance of 2001, as our rent expenses have increased with our move into larger premises.

- During the year ended December 31, 1999 we paid $204,800, allocated to "Research and development", to North Shore Circuit Design for work on the IMPAC accelerator board. During the year ended December 31, 2000 we paid $87,751 to North Shore Circuit Design. We do not anticipate using the services of North Shore Circuit Design during 2001.

  - During the year ended December 31, 2000 we incurred capital expenditures of approximately $136,000, principally for leasehold improvements, furniture and fixtures, and computer equipment. Between December 31, 2000 and June 30, 2001, we incurred capital expenditures of approximately $80,000, principally for leasehold improvements, furniture and fixtures, computer equipment, and computer software related to the expansion of our staff. During the period from July 1, 2001 to August 31, 2001 we incurred capital expenditures of approximately $25,000 relating to our move into larger premises. We do not expect to incur significant capital expenditures during the remainder of 2001 unless they result from an increase in our level of operation.

Based on the foregoing, we estimate that our total cash expenditures for the period August 31, 2001 to October 31, 2001, will be approximately $320,000. Accordingly, at our current level of operation, our existing cash balances should be sufficient to pay our anticipated cash expenditures to approximately October 31, 2001. To continue as a going concern, we will either have to raise additional capital or begin to generate substantial sales revenue. If we cannot do either by the end of the third quarter of 2001, we face the risk that our business will fail.

For the last three years, we have relied in private sources of capital, raising money principally through private placements to our insiders, and to friends and business associates of our insiders. If we require additional capital during the balance of 2001, this will likely be our first source of capital.

PLAN OF OPERATION

Our first priority during the balance of 2001 is to build upon our relationship with ABB for the purpose of becoming a principal supplier of vision systems to ABB and its customers. If we are able to obtain additional contracts for the design and installation of our custom machine vision systems through ABB, we believe we could generate sufficient sales revenue to achieve positive cash flow.

We are taking the following steps to secure additional contracts with ABB.

  - We have hired a sales representative in the Province of Ontario, Canada, where the Canadian automotive manufacturing industry is concentrated. Our Ontario sales representative provides support to ABB sales representatives in Ontario, through presentations to potential customers of industrial robotic systems incorporating machine vision.

  - We have installed a demonstration unit in the ABB plant in Brampton, Ontario for purposes of displaying our robotic vision technology to ABB's customers.

  - We provide proposals to ABB for machine vision components for robotic systems being sold to ABB customers. As of August
    31, 2001 we have ten proposals outstanding; and

  - We have begun negotiations with ABB's US subsidiary to establish an alliance similar to the one we have with ABB's Canadian subsidiary. If we are able to conclude an agreement with the US company, we plan to hire a second sales representative, to be based in the north-eastern United States, to support ABB sales representatives in that area.

Our second priority during the balance of 2001 is to continue the development of eVisionFactory, including our Internet based service and support system. We expect to release a final production version of the eVisionFactory program, including the Internet based service and support system, in the fourth quarter of 2001.

There is no assurance that our plan of operation will succeed.
We have no assurance of when, if ever, we will secure further contracts for the sale of machine vision systems. In addition, we have no assurance that we will be able to complete development of the eVisionFactory program, or that we will be able to obtain new contracts, or generate sales revenue, through use of that program.

We do not plan to increase our operating expenses significantly, or to incur substantial capital expenditures, unless we begin to generate sales revenue or unless we raise additional capital. At present, we do not have specific plans to raise additional capital. We believe that if we identify additional development projects that we consider worth pursuing, we will likely try to raise additional private placement financing.

OTHER

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". This statement is effective for fiscal quarters of fiscal years beginning after June 15, 2000. SFAS 133 establishes consistent accounting and reporting standards for derivative instruments and hedging activities. To August 31, 2001 we do not believe we have entered into significant instruments that are subject to SFAS 133.

EFFECTS OF FOREIGN CURRENCY EXCHANGE RATES AND INFLATION

While we record our financial statements in United States dollars, many of our expenses are incurred in Canadian dollars. As a result, fluctuations in the Canadian dollar exchange rate can affect our expenses, and thus our profit or loss. During the year ended December 31, 2000 we incurred a foreign exchange loss of $19,430. The foreign exchange loss resulted principally from adjusting entries made in respect of transactions recorded in United States dollars, but actually carried out in Canadian dollars. As at the date of this prospectus, we have not engaged in exchange rate-hedging activities. To the extent we implement such hedging activities in the future, we cannot assure that we will be successful.

In the years ended December 31, 1998, 1999 and December 31, 2000 inflation has had a limited impact on our operations. However, there can be no assurance that inflation will not have a material adverse effect on our results of operations in the future.

                             BUSINESS

THE COMPANY

Our company was incorporated in Nevada on March 4, 1987 under the name Tome Capital Inc. We changed our name to Nevada Manhattan Mining Inc. on August 15, 1988, then back to Tome Capital Inc. on July 5, 1990, to Offshore Reliance Ltd. on February 19, 1993, to Cozy Financial Corporation on April 20, 1993 and to Braintech, Inc. on January 3, 1994.

We did not carry on active business prior to April 1993.  In
April 1993, we entered into a contract to purchase certain real estate in California in consideration of the issuance of 6,000,000 shares. Of the 6,000,000 shares, only 5,500,000 were issued. The transaction was rescinded, and the 5,500,000 shares cancelled, prior to the end of 1993. In January 1994, we entered the technology field, and also underwent a change of corporate management. None of our present directors or officers were involved with the company prior to December 1993.

We were registered as an extra-provincial company under the British Columbia Company Act on January 17, 1996. Our office is located at Unit 102-930 West 1st Street, North Vancouver, British Columbia, Canada V7P 3N4. Our telephone number is (604) 988-6440 and our Internet address is www.bnti.com.

OUR SUBSIDIARY

We have one wholly owned subsidiary, BrainWare Systems Inc., incorporated in British Columbia, Canada on March 3, 1994.
BrainWare Systems Inc. carries out our research and development and product development activities, and employs our technical and managerial personnel.

The description of our business in this prospectus includes the activities of both Braintech, Inc. and BrainWare Systems Inc.

TECHNICAL TERMS

Our business is technical, and as a result, we use technical terms in describing it. We have included the following glossary to assist in understanding our description.

- "algorithm" refers to the underlying logical method or sequence of steps by which a given calculation or manipulation of data is performed.

- "fuzzy mathematics" is a branch of mathematical logic in which propositions are not classified as absolutely true or absolutely untrue, but rather as true to a degree, or untrue to a degree. Fuzzy mathematics has been used in a number of our engineering and control applications.

- "fuzzy set" means a range of values used in calculations done through fuzzy mathematics. If the object of a fuzzy mathematics operation is to determine whether a measured quantity equals a certain specified value, the two quantities will be considered equal if the measured quantity falls within the fuzzy set constructed around the specified value.

- "interface" means a convention by which two software systems or programs communicate.

- "machine vision" refers to technology that collects and analyses visual images in a digital electronic format, and which uses such data to draw conclusions with little or no operator intervention.

- "module" refers to a part of a computer system or program that performs functions which are conveniently designed or performed as a group. Designing computer systems in separate modules, which are then linked together, can reduce development costs and make subsequent modifications easier.

- "physical signature" means a vector of numbers representing an image, which a vision system has identified as an object or visual pattern of interest, or a potential object or visual pattern of interest.

- "protocol" means a set of formal rules describing how to transmit data, especially across a network. Low-level protocols define the electrical and physical standards to be observed, bit- and byte-ordering and the transmission and error detection and correction of the bit stream.

- "routine" means a computer program, or a portion of a computer program, that performs a specific task.

- "signature" means vector of numbers representing a specific object or visual pattern that a vision system is attempting to identify or recognize. Part of the function of a machine vision system is to compare a physical signature to a signature, to determine how well they match.

- "TCP/IP" or "transmission control protocol over internet protocol" is the communications protocol used to transmit data over the Internet.

- "vector" refers to a set of numbers, with each number relating to a specific physical quantity or measurement.

HISTORICAL DEVELOPMENT

We entered the technology field in the first quarter of 1994.
Since then, the majority of our efforts have been devoted to developing products to be used in creating machine vision systems, and in developing machine vision systems.

In June 1995 we completed development of the first generation BrainTron Processor, which employs the Olson Reticular Brainstem algorithm to carry out functions relating to the identification, classification and matching of visual images. Further information on the Olson algorithm is given below, under the headings "BrainTron Processor" and "Intellectual Property".

During 1998 we made our first attempts at securing contracts to develop custom machine vision systems to perform quality control functions. We prepared feasibility studies or prototype systems in the following fields: print quality inspection, frost damage inspection for fruit, and quality inspection for surgical stents, used to reinforce weak blood vessels following angioplasty surgery. The companies for whom we prepared these studies decided not to proceed with the automated inspection systems we had proposed. As as result, we were not able to secure contracts to sell or install any of these systems.

During 1998 we also commenced development of:

- the Odysee Development Studio, a program designed to streamline the design of custom vision systems;

- the second generation BrainTron processor, which employs more advanced mathematical algorithms for identifying and classifying digital images; and

- the IMPAC accelerator board, which can compare and match mathematical vectors at high speed.

During 1999 we obtained our first substantial contract for the installation of a custom machine vision system, to inspect and sort brake shoes for Satisfied Brake Products Inc. of Cornwall, Ontario. We completed development of the Odysee Development Studio, and working prototypes for the IMPAC accelerator board and the second-generation BrainTron processor.
We also developed "Wizmaster", a program designed for incorporation into the Dr. Bean Internet product formerly developed and marketed by Sideware Systems Inc. Details of our contracts with Satisfied Brake Products and Sideware systems Inc. are at pages 24 and 38 of this prospectus, respectively.

In March 2000 we entered into an alliance agreement with ABB Flexible Automation, a division of ABB Inc. ABB is a leading supplier of industrial robotics systems and services to several industries including the automotive and metal fabrication industries. We have agreed with ABB to cooperate in identifying and pursuing sales opportunities that combine the expertise of the two companies. During 2000, we completed and installed three machine vision systems under the ABB alliance.

During the fall of 2000 we also commenced development of an Internet based service and support system for industrial systems.
This system is intended for companies operating industrial machinery and manufacturing systems, and will allow them to provide technical support for their customers through the Internet. This system is in the development stage.

During the first half of 2001 we commenced development of the eVisionFactory software program, which includes:

- functions similar to the Odysee Development Studio, permitting users to link the different software components of a machine vision system together;
- software which can be used to monitor the operation of an installed machine vision system, and to modify or upgrade the system; and
-    our Internet based service and support system.

When complete, we expect eVisionFactory to provide a comprehensive software environment for the development, implementation, operation, and support of machine vision systems.

Our plan of operation for the balance of 2001 is to build on our relationship with ABB for the purpose of pursing additional contracts for the design and installation of custom machine vision systems. We also plan to continue development of eVisionFactory. We have ceased development work on the IMPAC board. We may utilize the IMPAC board in the future, in conjunction with eVisionFactory, but we presently have no specific plans for further development or utilization of the IMPAC board.

We have not at any time been able to generate sufficient revenue from sales of our services or products to sustain ongoing operations, and we do not have an established record of sales or established distribution channels for our services or products. In order to continue as a going concern, we will have to begin generating significant sales revenue.


SERVICES AND PRODUCTS

	MACHINE VISION SYSTEMS

Part of our business is the development and supply of custom machine vision systems. Systems like the ones we develop are known as application specific machine vision systems. Application specific machine vision systems are generally custom designed to perform a specific function. We have also developed specialized software products for use in the development of machine vision systems.

	INDUSTRY BACKGROUND-MACHINE VISION SYSTEM

The growth of the machine vision industry is dictated, on the one hand, by the technical difficulty of achieving accurate "computerized vision", and on the other hand, by the vast theoretical scope of the potential applications. The principal technical difficulties include the problems of compensating for background noise that masks or distorts objects, separating objects from their backgrounds, determining how much "similarity" must exist before two visual patterns are considered to represent the same object, and comparing physical objects which are only approximately "similar" in the first place.

As the technical difficulties are solved, the potential benefits and applications of computerized vision are large. In industrial quality control, computerized vision can replace and perform inspections more accurately than human inspectors. In industrial automation, computerized vision can be used to control industrial machines or robots. In security systems, computerized vision can be used to detect human visitors or intruders in video camera images. In military applications, computerized vision can be used in automated targeting systems. In medical applications, it can be used to improve diagnostic reliability.

The Automated Imaging Association has published extensive statistics on the market for machine vision systems. Statistics published by the AIA include the following:

- In 1999 the North American market for merchant machine vision systems was approximately $1.25 billion in revenue, or approximately 40,000 units. These figures represented an increase of 29% in units, but almost no change in revenue, compared to corresponding figures for 1998.

- The principal industrial applications of machine vision systems are inspection, location analysis, and pattern recognition. Examples of inspection, location analysis and pattern recognition applications include inspection of products for quality control purposes, location analysis for control of industrial machines or robots, or control of fitting and assembly of products, and optical character recognition. In 1999, inspection applications accounted for 85% of the market by revenue, and 46% by units. Location analysis applications accounted for 12% of the market by revenue, and 37% by units. Pattern recognition applications accounted for 4% of the market by revenue and 17% of the market by units.

- The principal end users in the North American market for machine vision systems during 1998 and 1999 were the following industries:

Industry                        % by Revenue       % by Units

                                1998      1999      1998      1999
Semiconductors                   34%       39%       23%       40%
Electronics                      16%       15%       21%       18%
Containers                        3%        3%        6%        5%
Food                              8%        8%        4%        4%
Wood                              5%        5%        1%        1%
Transportation                    7%        7%        9%        6%
Fabricated metals                 2%        1%        2%        1%
Plastic                           4%        4%        5%        4%
Printing                          3%        4%        6%        5%
Medical/Pharmaceutical            3%        5%        8%        9%


- During 1999 suppliers of application specific machine vision systems accounted for 51% of the market by revenue and 8% by units. Suppliers of general-purpose vision systems accounted for 16% of the market by revenue and 38% by units. The remainder of the market was split among various sectors, including 3D based vision systems, web scanners, and x-ray vision based vision systems.

- During 1999 direct sales by suppliers accounted for 62% of sales revenue. The remainder were through distributors or manufacturers' representatives.

- During 1999 the Canadian machine vision market accounted for 8.8% of the North American market by revenue, and 7.1% by units.

Our products and services are suitable for both product inspection and location analysis applications, and the projects we have completed with ABB have involved both applications. The machine vision systems we have sold to date are used in the manufacture of automotive parts, but we believe that we are capable of developing systems that can be applied in a large number of industrial sectors. We have not to date completed any projects or proposals in the two industries which make the greatest use of machine vision systems, the semiconductor and electronics industries.

Our sales efforts were historically directed at generating direct sales to end users, consistent with the majority of the vision systems market. As a result of our alliance with ABB, we expect that most our future sales efforts will be through, or in conjunction with, ABB.

	TECHNICAL DESCRIPTION - MACHINE VISION SYSTEMS

Machine vision involves analysing visual images in a digital electronic form. To do so, a machine vision system must first express a visual image in digital form. The system must then analyse the digital data to recognize patterns or specific objects.

We separate the development of a vision system into the following modules, which correspond to the logical steps that must be followed in analysing an electronic visual image.

ACQUISITION AND DIGITIZATION MODULE. The acquisition and digitization module receives input such as the signal from a video monitor, and creates a digitized version of that input.

PRE-PROCESSING MODULE. The pre-processing module receives digitized output from the acquisition and digitization module and performs certain operations and modifications on the digital data to facilitate pattern recognition. The pre-processing module performs the following principal functions:

- It filters out noise and other apparent anomalies in the digital data.

- It segments the data by identifying subsets of the digital data, which represent candidates for physical objects that the vision system is intended to recognize.

- It transforms data by deriving selected numerical characteristics of the data subsets identified as potential objects. The numerical characteristics may include such quantities as the length or width of the object, or a series of numbers describing its colour or texture. The numerical quantities thus derived are stored as a vector, referred to as the "physical signature" of the potential object.

TRAINING AND MATCHING MODULE. The training and matching module performs two essential functions.

- It receives the physical signatures of potential objects and attempts to match them to the signatures of specified objects already stored in memory (the objects the system is trying to locate or recognize). The training and matching module "classifies" physical signatures by calculating how well they match the signatures stored in memory. Since physical objects are unlikely to be perfectly identical, or to be described perfectly by a digitized version of visual input, classification necessarily involves the comparison of approximate quantities. The classification of physical signatures thus requires a mathematical algorithm for deciding how closely a physical signature and a signature match. A variety of mathematical models, including fuzzy mathematics and standard probability error functions, can be used to fulfil this requirement. While the technical details of the mathematical models differ, they have the common object of producing a numerical measure of how closely two mathematical data vectors match.
- It refines the stored signatures to which future physical signatures can be matched, that is it "trains" the system for more accurate object recognition in the future. Depending on the mathematical algorithm used to identify matching signatures, the training and matching module can adjust the appropriate memory signatures, or the mathematical parameters or functions used in matching physical signatures to the signatures stored in memory.

CONTROL AND FEEDBACK MODULES. The control and feedback module controls input to, and output from, the system. The control and feedback module determines the extent to which the system is being trained and also permits direct operator participation in certain steps of the process, such as the identification of candidate objects or new objects. When a physical signature does not match any of the signatures stored in memory, the control and feedback module can also initiate procedures to create a "new" signature in memory, to be used in identify the "new" object in the future.

	CUSTOMER PROJECTS-MACHINE VISION SYSTEMS

Our attempts to sell customized machine vision systems were unsuccessful until the final quarter of 1999. We have since completed our first four sales, and a fifth sale is substantially complete.

In September 1999 we entered into a contract to develop a system for inspecting and sorting brake shoes for Satisfied Brake Products Inc. We agreed to develop the machine vision components of the system. A company named Mercator Robotec Inc. agreed to provide system integration services, to link our machine vision components with the mechanical control systems of the customer's production line. The machine vision components of the system were required to identify and separate approximately 200 different types of brake shoes, and to inspect the brake shoes visually for defects.

The price for the system was approximately US$68,000 and, of this amount, we paid approximately $26,000 to Mercator Robotec Inc. The system was completed in January 2000, and is currently in operation. Our contract with Satisfied Brake Products Inc. represented our first major contract for the sale of a custom vision system.

In March 2000 we entered into an alliance agreement with ABB
Flexible Automation, a division of ABB Inc. ABB is a technology group based in Europe, employing over 165,000 people in more than 100 countries.

Under the alliance agreement we have agreed to cooperate with ABB in identifying, developing, and pursuing business opportunities that combine the expertise and technology of the two companies. Either company, upon becoming aware of such an opportunity, will notify the other, and the companies will cooperate in preparing
proposals, specifications, and contracts.   The companies have
agreed to work with each other exclusively to the greatest extent reasonably practicable. However, the exclusivity provisions do not apply if either company has a bona fide business reason, such as preference of a customer, for contracting with a different company. Either party may terminate the alliance agreement on 120 days notice.

We received an initial purchase order from ABB to develop a vision system to identify and sort automobile transmission casing parts. The price for the vision system was approximately
$18,000. We completed and installed the system in May 2000, and we have received payment.

In July 2000 we received a purchase order to develop two further machine vision systems for ABB, to locate specified features on plastic blow-moulded automotive fuel tanks, and to transmit that information to industrial robots operating on the fuel tanks.
The price for each system was approximately $20,000. We completed and installed the systems in September 2000 and we have received payment.

In February 2001 we received a purchase order from ABB, for a third vision system to control industrial robots used in manufacturing fuel tanks. This system is currently in installation. The price for the system was approximately $24,000, and we have received payment.

In August 2001 we received a further purchase order from ABB for a robotic guidance vision system. The system is under development, and we expect to install the system in September 2001. The price of the system is approximately $30,000.

We plan to pursue additional opportunities to supply machine vision systems for industrial applications. We believe that our alliance with ABB represents our best prospect for securing additional sales, and we intend to concentrate our efforts on advancing our relationship with ABB.

In July 2001 we also entered into a Memorandum of Understanding with Marubeni Corporation, pursuant to which the two companies have agreed to cooperate in developing and marketing vision guided robotics systems. However, we have not yet received any contracts or purchase orders pursuant to the Memorandum of Understanding.

We caution investors that most machine vision systems are designed for the specific needs of a particular customer, and represent isolated purchases by the customers in question. Accordingly, we have no assurance that we will be able to obtain additional contracts to supply machine vision systems, or that any customers we secure will become repeat customers.

     eVisionFactory

eVisionFactory is intended to provide a comprehensive software environment for the design, development, operation, and support of machine vision system. eVisionFactory consists of two principle elements, a development environment and an Internet based service and support system.

We are presently using individual components of eVisionFactory for our internal development work. We expect to release a production version of eVisionFactory by the fourth quarter of 2001. We do not currently plan to sell eVisionFactory as an independent product. Our current plan is to use it as a development tool, and to sell certain components of the program as part of the vision or service and support systems we sell.

     eVisionFactory - development environment

The development software included in eVisionFactory performs functions similar to the Odysee Development Studio, which we completed in 1999. That software is designed to facilitate the expeditious and economical development of custom machine vision systems. eVisionFactory stores and manipulates libraries of routines to perform the various functions that can be included within a vision system. eVisionFactory includes standardized interfaces to which all of the routines are adapted, so that the routines can be combined easily and efficiently into an integrated system. eVisionFactory permits the operator to "drag and drop" individual routines from particular libraries to a window opened for the system under development. Once added to the system window, the routines are automatically linked together through the standardized eVisionFactory interface. eVisionFactory thus eliminates the need to write specialized computer code to link individual routines.

eVisionFactory is installed on a user's computer system as part of a completed machine vision system. After installation, the system can be modified or upgraded, by altering or adding to the software components of the system, or by augmenting the data used by the system. eVisionFactory will permit users to make minor modifications directly. We will supply major modifications or upgrades at an extra charge.

eVisionFactory will also include maintenance and support features which monitor the performance of a vision system to detect errors, and to notify the operator when an error has been detected. We expect to release the maintenance and support features separately, in the first quarter of 2002.

The software by which eVisionFactory links the various routines within its libraries is proprietary. However, we do not have proprietary ownership of the majority of the individual routines that can be used with eVisionFactory, some of which are available in the public domain.

     eVisionFactory - Internet based service and support system

In the fall of 2000 we commenced development of a system for Internet based service and support of industrial systems. During the first half of 2001, we began to incorporate this system as part of eVisionFactory. The principal components of the system include the following:

- communication devices, to transmit messages between on-site personnel and a server operating at the industrial site;

- a server which controls communication within the industrial site, and which also connects to internet sites offering web based technical support; and

- web based technical support applications, designed to respond to technical inquiries over the Internet.

Initially, our Internet based service and support system will use networked computers to carry out its communication functions. We also plan to incorporate wireless communication features for use by on-site personnel.  We plan to implement the wireless components of the system through universally accepted standards for short-range wireless communications, such as Bluetooth communications protocols
or the 802.11b standard protocol.   Both sets of protocols are used in
implementing wireless networks, and are compatible with TCP/IP protocols used in transmitting data over the Internet. We do not yet have a timetable for completion of the wireless components.

To gain access to technology required for our Internet based service and support system, we have entered into the following agreements:

- Under an Early Adopters Agreement dated December 15, 2000 with IBM, we receive information on methods for implementing
    Bluetooth communications protocols.

-   Under a Support and Equipment Lease Agreement dated December
    19, 2000 with Tactel AB, we have access to equipment incorporating Bluetooth communications protocols for testing and development purposes.

-   Under an agreement dated January 29, 2001 with Axis
    Communications Inc. we have been provided with a prototype unit of the AXIS 9010 Ltd. Bluetooth Access Point for testing and development purposes.

To complete development of the system we will have to develop interfaces between the wireless components and software applications that will be used to support Internet based communications. Software applications which we intend to use in the system include the following:


- We are writing software which will permit companies operating the Internet based service and support system to engage in real time interactive communication with their customers over the Internet.

- We intend to utilize the Wizmaster program, which we developed for Sideware Systems Inc., to provide an automated "self-service" feature.

Wizmaster permits the user to specify questions that are posed to customers using the system. Based on the customer's response, the system will provide an automated response to the customer's inquiry, display further questions, or route the customer to an appropriate service representative. Wizmaster will permit companies using our technical support system to create custom "knowledge trees" which specify the questions and possible responses to be shown to their customers. Through a user-friendly drag-and-drop procedure, Wizmaster permits the user to add a new question or response, and to link specified responses to specified questions.

We plan initially to market our Internet based service and support system to users of our machine vision systems. However, our Internet based service and support system can be adapted for use with a variety of industrial manufacturing systems, including industrial robotic systems. Accordingly, we also we plan to market the system through our alliance with ABB, to users of industrial robotic systems developed by ABB.

Investors are cautioned that our Internet based service and support system is in the development stage, and that we have no assurance that we will be able to complete technical development of the system, or to market the system successfully if it is completed.

     BRAINTRON PROCESSOR

In 1995 we developed the first generation of the BrainTron processor, which performs the functions of a training and matching module, as described above. The first generation BrainTron processor exists in hardware and software versions, both of which operate under the Windows NT operating system. Both versions can be used in final applications, although the software version was intended principally for initial testing. The hardware version is a plug-in computer card with five chips performing the following functions: communication with a host computer, control of data movement within the processor, generation of addresses to move data in memory, arithmetic operations, and random access memory.

The first generation BrainTron processor uses the principles of fuzzy mathematics to match physical signatures to signatures stored in memory. Training functions carried out by the BrainTron processor use the ORB algorithm, which includes a set of rules for making fuzzy sets either larger or smaller to reflect new data. Using the ORB algorithm, the first generation BrainTron processor expands or contracts the fuzzy sets being used to compare signatures and physical signatures. This process "trains" the system to require a close match in circumstances where a close match can be expected, and to accept a more approximate match where historical data shows that a close match will not likely be found.

During 1998 we commenced development of the second-generation BrainTron processor. The second generation BrainTron processor uses revised mathematical algorithms to perform the classification and training functions. In performing its classification function, the second generation BrainTron processor uses a different mathematical formula for measuring how well two vectors, representing a signature and a physical signature, match. In performing its training function, the second generation BrainTron processor adapts a system to new pieces of information in a way that is independent of the order in which the new pieces of information are received. We believe that the enhancements to the second-generation BrainTron processor allow it to carry out its classification and training functions more accurately and quickly.


The software version of the second generation BrainTron processor has been completed, and is undergoing testing. We expect that the second-generation BrainTron processor will be available for use in machine vision systems that we install in the future, if its features are required for those systems. We have not yet commenced development of a hardware version of the second generation BrainTron processor, and do not have definite plans as to when, or whether, a hardware version will be built.

     ODYSEE DEVELOPMENT STUDIO

During 1999 we completed development of the Odysee Development Studio, which performed functions similar to the development environment included in eVisionFactory. We previously used Odysee for our internal development work, and we also tried briefly to market Odysee as a development tool for use by other software companies and systems integrators. We are now using eVisionFactory for our internal development work, and as a result, we have no further plans either to use or to market Odysee.

     COMPETITIVE POSITION-MACHINE VISION SYSTEMS

The Automated Imaging Association has identified various categories for companies operating in the vision systems industry. We believe that for purposes of analysing our competitive position, we would be classified as a merchant machine vision vendor.

According to data published by the AIA, of 257 companies operating in the machine vision systems market during 1999:

- 155 companies, versus 139 in 1998, operated with revenues of less than $5 million;

- 50 companies, versus 35 in 1998. operated with revenues in the range of $5-10 million;

- 21 companies, versus 18 in 1998, operated with revenues in the range of $10-20 million;

- 19 companies, versus. 11 in 1998, operated with revenues in the range of $20-30 million;

- 6 companies, versus 4 in 1998, operated with revenues in the range of $30-40 million; and

- 6 companies, versus 5 in 1998, operated with revenues in excess of $40 million.

Accordingly, many of our potential competitors are substantially larger than we are and earn substantially greater revenue.

We do not know of a reliable way to evaluate our future competitive position within the industry. We believe that a substantial number of companies operating in the vision systems market have the capability of developing the kind of machine vision systems we develop. However, we also believe that:

- eVisionFactory will enable us to develop machine vision systems quickly and efficiently; and

- through our alliance with ABB, we have demonstrated an ability to complete projects for major industrial clients.

We, however, do not have an established track record of sales or profits to provide any reliable indication of our ability to attract significant market share or to operate profitably.

RESEARCH AND DEVELOPMENT

During the year ended December 31, 1999 we incurred research and development expenses of $579,441, which included $204,800 paid to North Shore Circuit Design for work on the IMPAC board. During the year ended December 31, 2000, we incurred research and development expenses of $435,071, which included $87,751 paid to North Shore Circuit Design. Other than payments to North Shore Circuit Design, substantially all of our research and development expenses consisted of internal personnel costs allocated to research and development. For 2001, we expect that substantially our own employees will do all of our research and development work.

INTELLECTUAL PROPERTY

We believe that software and related technical data, which we have developed, constitute intellectual property belonging to us.
The software and technical data over which we assert intellectual property rights include principally the following:

- software we have written and incorporated in eVisionFactory, including the software by which eVisionFactory links the various subroutines within its libraries;

- software we have written and incorporated in the Internet based service and support system included in eVisionFactory;

- software and design specifications incorporated in the second generation BrainTron processor;

- software routines which we develop from time to time in developing machine vision systems;

-   software written in developing the Wizmaster program; and

-   software we have written and incorporated in the Odysee
    Development Studio.

We have also registered the trademarks "Braintech" and "BrainTron" with the United States Patent and Trademark office.

Under our Product Development Agreement with UTMC dated July 6, 1998, we and UTMC own jointly all intellectual property created in the development of the IMPAC accelerator board. The stipulations as to joint ownership do not apply to pre-existing intellectual property owned by either us or UTMC, or to improvements or modifications to such pre-existing intellectual property.

Pursuant to a License Agreement dated January 13, 1995 with
Willard W. Olson, we hold a non-exclusive license to use the Olson Reticular Brainstem algorithm, which is also referred to as ORB. The term of the license is for 10 years, expiring in January, 2005.

ORB is a method of pattern classification, which includes the following features:

- ORB measures the similarity of two visual patterns by developing a mathematical measurement for the degree of similarity in various features in the patterns.
- ORB uses fuzzy mathematics to measure the similarity in individual features.
- ORB is adaptive, in the sense that the mathematical criteria, which it uses in comparing features, can be modified to take account of new data, as new patterns are observed. In this way, a system-using ORB can be "trained" over time to recognize and distinguish visual patterns more accurately.

We understand that Olson holds a license from Motorola Corp., pursuant to which he was given the authority and legal power to grant the license given to us under the License Agreement. We do not have a complete copy of the license agreement between Motorola Corp. and Olson, which has been withheld on grounds of confidentiality. We are thus not able to confirm directly the authority and legal power of Olson to grant the license contained in the License Agreement. However, attorneys for Olson have provided us with copies of certain provisions contained in the license agreement between Motorola Corp. and Olson, which provisions appear to us to authorize the license granted to us pursuant to the License Agreement. In addition, we have made it publicly known for over four years that we have used the ORB algorithm in the development of the first generation BrainTron processor, and have received no notice of any objection from Motorola Corp. We have no reason to believe that our use of the ORB algorithm is not properly authorized under the License Agreement.

ORB is the subject matter of U.S. Patent #5,390,261, which expires February 14, 2012, and Taiwan Patent No. 62531, currently owned by Motorola Corp. To the best of our knowledge, neither patent has been challenged in any form of court proceedings, with the result that there exists no judicial confirmation of the validity or enforceability of the patents. We cannot assure that any of the patents referred to herein are valid or enforceable.

The first generation BrainTron processor was designed incorporating ORB. ORB is not utilized in the second generation
BrainTron processor.

Our ability to compete successfully will depend in part on our ability to protect our proprietary technology and information. Apart from the Braintech and BrainTron trademarks, we have not applied for registration of intellectual property rights in respect of any of our software. Certain forms of legal protection, such as copyright ownership, may be available to us without registration. Although we attempt to prevent improper disclosure of our proprietary technology, we cannot assure that the measures we take will be adequate, or that competitors will not be able to develop similar technology independently. Further, we can not assure that claims allowed on any patent we obtain will be broad enough to protect our technology, that any patent applications will ultimately be successful, or that foreign intellectual property laws will protect our intellectual property. We may have to resort to litigation to enforce or determine the validity and scope of our proprietary rights. Litigation of this nature would likely be expensive, and its outcome uncertain.

We have no pending claims against us for infringement of any patents or other intellectual property rights of others. We have no reason to believe that we infringe any intellectual property rights of others, although we do not conduct systematic patent searches to determine whether any of our products infringe existing patent rights. Whether or not we are actually infringing the rights of third parties, claims of infringement may be advanced against us, forcing us either to defend costly litigation or to purchase license rights from third parties. If we are forced to purchase license rights from third parties, we can not assure that we will be able to do so on commercially reasonable terms, or at all.

DESCRIPTION OF PROPERTY

Effective July 15, 2001 we have returned to office premises which we occupied previously at Unit 102, 930 West 1st Street, North Vancouver, B.C. From May 1995 to March 2001, we shared those premises with Sideware Systems Inc. In June 2001, Sideware vacated the premises, and entered into an agreement to sub-let a portion of the premises to a third party. We will occupy the remainder of the premises, consisting of approximately 9,800 square feet. The annual rent for our portion of the premises will be approximately $92,000 per year. In addition, we will be responsible for costs relating to property taxes and common area maintenance, totalling approximately $26,000 per year. The term of the lease expires August 31, 2003.

The lease for the premises at Unit 102, 930 West 1st Street is in the name of TechWest Management Inc. The lease was made at a time when we shared the premises with Sideware Systems Inc., and we signed the lease as a co-covenantor, along with TechWest and Sideware. As co-covenantor on the original lease, we could also be legally responsible for rent relating to the portion of the premises which has been let to a third party, if Sideware Systems Inc. and the sub-tenant both fail to pay that rent. The additional rent for which we could be liable totals approximately $64,000 per year, inclusive of operating costs.

We also continue to use a portion of the premises at Suite 1600-
777 Dunsmuir Street, Vancouver, B.C. V7Y 1K4, Canada, for which
Sideware holds the lease. Our current payments for these premises are approximately $450 per month, but we are not a party to the lease.

We have vacated our previous office premises at Unit 113, 980 West 1st Street, North Vancouver, B.C., and have no continuing financial obligations in respect of those premises.

LEGAL PROCEEDINGS

As at the date of this prospectus, we are not involved in any legal proceedings. This prospectus includes the registration of 400,000 shares we issued to the JMF Management Inc. in settlement of the following litigation proceeding:

JMF MANAGEMENT INC. ET AL V. BRAINTECH, INC. ET AL, BRITISH
COLUMBIA SUPREME COURT ACTION NO. C990550

On February 1, 1999 JMF Management Inc. and Manfred Kurschner commenced legal proceedings against TechWest Management Inc. and us. Mr. Kurschner is our former Manager of Investor Relations and JMF Management Inc. is Mr. Kurschner's personal management company. The Plaintiffs claimed approximately $100,000 in damages for alleged breach of a stock option agreement and approximately $7,500 alleged to be owing pursuant to a consulting agreement. We filed a defence and counterclaim. Our counterclaim claimed damages for breach of fiduciary duty and negligence.

To settle this action, we issued 400,000 common shares to JMF
Management Inc. at a deemed price of $0.25 per share. The parties have exchanged mutual releases and agreed to terminate the court proceedings.

MARKET FOR COMMON EQUITY

Our common shares are currently trading through the OTC Bulletin
Board under the symbol "BNTI".

The following table shows the high and low sale prices for our common shares for the quarters indicated.

Quarter                      High           Low          Close
                              ($)           ($)            ($)
2001
Second quarter               0.33           0.10           0.305
First quarter                0.43           0.10           0.12

2000
Fourth quarter               0.37           0.14           0.15
Third quarter                0.59           0.26           0.27
Second quarter               1.97           0.53           0.53
First quarter                6.12           1.07           1.93

1999

Fourth quarter               1.18           0.20           1.06
Third quarter                0.33           0.21           0.27
Second quarter               0.43           0.17           0.31
First quarter                0.31           0.14           0.17


The source of this information is the OTC-Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

HOLDERS

As at August 31, 2001 we have 56,472,856 shares issued and outstanding. We have approximately 250 registered shareholders. Approximately 33 million shares are registered in the name of CEDE & Co., a depository. Based on research into the indirect holdings registered in the names of depositories and financial institutions, we estimate that we have over 8,800 beneficial shareholders.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As at August 31, 2001 we have not entered into or acquired financial instruments that have a material market risk. We have no financial instruments for trading or other purposes or derivative or other financial instruments with off balance sheet risk. All financial assets and liabilities are due within the next twelve months and are classified as current assets or liabilities in the consolidated balance sheet provided with this prospectus. The fair value of all financial instruments at June 30, 2001 approximate their carrying values.

To August 31, 2001, substantially all revenues and the majority of our cash costs have been realized or incurred in Canadian dollars. To date we have not entered into foreign currency contracts to hedge against foreign currency risks between the Canadian dollar or other foreign currencies and our reporting currency, the United States dollar. Generally, however, we attempt to manage our risk of exchange rate fluctuations by maintaining sufficient net assets in Canadian dollars to retire our liabilities as they come due.

                         MANAGEMENT

The following table sets forth certain information, as of August
31, 2001, with respect to our directors, executive officers and key employees.

         Name              Age                  Position

     Owen L.J. Jones       50         Director and Chief Executive Officer
     W. Grant Sutherland   55         Director, Chairman of the Board
                                      of Directors and Secretary
     Babak Habibi          30         Director and President
     James L. Speros       42         Director and Vice President
     Edward A. White       56         Director, Chief Financial
                                      Officer, and Treasurer


OWEN L.J. JONES has been our Chief Executive Officer and a Director since December 1993, and served as our President from December 1993 to June 19, 2001. Prior to joining our Board of Directors, Mr. Jones was the V.P. Sales, Marketing and Technology of Evergreen International Technology Inc, which is now Sideware Systems Inc. Mr. Jones resigned from his position with Evergreen International Technology Inc. in December 1993. In May 1995 Mr. Jones was elected as a director of Evergreen International Technology Inc., and shortly thereafter assumed the responsibilities of President and Chief Executive Officer of that company. Between May 1995 and November 30, 2000 Mr. Jones divided his time and effort between our affairs and the affairs of Sideware Systems Inc. Mr. Jones resigned as the President of Sideware Systems Inc. on October 16, 2000, and as a director of Sideware Systems Inc. on November 30, 2000. Mr. Jones now works full time for Braintech, Inc. Mr. Jones is not a director of any other public companies.

W. GRANT SUTHERLAND was appointed one of our Directors, and Chairman of our Board of Directors, in November 1995. Mr.
Sutherland is a licensed lawyer in the Province of British
Columbia, and has

been engaged in the private practice of law for over 25 years, currently as a partner in the Vancouver law firm Sutherland Johnston. Mr. Sutherland has also been a Director of Sideware Systems Inc. since May 1993. Since November 1995, Mr. Sutherland has devoted the majority of his time and effort to our affairs and those of Sideware Systems Inc. We estimate that Mr. Sutherland spends approximately 20% of his time on our affairs and approximately 80% of his time on the affairs of Sideware Systems Inc. Mr. Sutherland is not a director of any public companies other than Braintech, Inc. and Sideware Systems Inc.

BABAK HABIBI was appointed as a Director and as our President effective June 19, 2001. Prior to his appointment as President, Mr. Habibi was our Vice President of Engineering. Mr. Habibi supervises the design, development, and deployment of our machine vision systems, and has also been involved in the development of eVisionFactory. Mr. Habibi holds Bachelor's and Master's degrees in Applied Science from the University of Waterloo.

EDWARD A. WHITE was appointed as a Director and our Chief Financial Officer and Treasurer effective November 1, 2000. Mr. White has been a member of the British Columbia Institute of Chartered Accountants for 26 years and, for 23 of those years, Mr. White practiced as a self-employed chartered accountant serving clients in both the public and private sectors. Mr. White has been a director of Sideware Systems Inc. since October 1995, a director and officer of Bravo Resource Partners Ltd. since February 1987 and a director and officer of West African Venture Exchange Corp. since March 1993. Bravo Resource Partners Ltd. and West African Venture Exchange Corp. each trade on the Canadian Venture Exchange.

JAMES L. SPEROS was appointed a Director, and our Vice President, on September 15, 1998. Mr. Speros is also a Director, President and Chief Executive Officer of Sideware Systems Inc. and of Sideware Corp., a wholly owned subsidiary of Sideware Systems Inc. From June 1993 to January 1997 Mr. Speros was the President and owner of two professional sports franchises, the Baltimore

Stallions and Montreal Alouettes of the Canadian Football League. From January 1997 to February 1999 Mr. Speros was President of Exploration Mirandor, a mining exploration company. Mr. Speros was also a director of Consolidated Maymac Petroleum Corp. from September 9, 1999 to March 5, 2001. Consolidated Maymac Petroleum Corp. is a public company trading on the Canadian Venture Exchange.

In 1995, two bankruptcy petitions under the Bankruptcy and Insolvency Act (Canada) were brought in the Supreme Court of British Columbia against Sideware Systems Inc. Owen
Jones and Grant Sutherland were directors of Sideware Systems Inc.
in 1995. Former directors of Sideware or private corporations controlled by the former directors filed two petitions against Sideware. The
Supreme Court of British Columbia dismissed both petitions in January 1998. Our directors will hold office until they resign, or until our next shareholders' meeting.

EXECUTIVE COMPENSATION

During our last completed fiscal year our only named executive officer was our Chief Executive Officer. The following table shows compensation paid to our Chief Executive Officer during our last three fiscal years.

              SUMMARY COMPENSATION TABLE

                   Annual Compensation      Long Term Compensation
Name and                                           Awards            Payouts  All other
Principal                                   Restricted   Securities           Compensation
Position     Year   Salary  Bonus Other     Stock        Underlying
                                            Awards       OptIons/SARs


Owen         2000   $30,000  Nil  Nil       Nil           200,000      Nil     Nil
Jones
President,   1999   $16,320  Nil  Nil       Nil            27,500      Nil     Nil
CEO and
Director     1998   $34,300  Nil  Nil       Nil              Nil       Nil     Nil



The following table sets forth information on grants of stock options to our Chief Executive Officer during our last fiscal year:

                     OPTION / SAR GRANTS IN LAST FISCAL YEAR



Name            Number of       Percent of       Exercise or   Expiration       Grant date
                securities      total options/   base price    date             present
                underlying      SARs granted to                                 value (1)
                Options /       employees in
                SARs granted    fiscal year



Owen Jones      200,000          8.2%             $0.25       November 30, 2005   $0


(1) Grant date present value was calculated by multiplying the number of option shares by the difference between the exercise price and the closing trading price on the date of grant.

The following table sets out the options exercised by Mr. Jones during the last fiscal year.

          Aggregated Option / SAR Exercises in Last Fiscal Year and FY-End
                            Option / SAR Values


             Shares acquired   Value realized  Number of securities     Value of unexercised
Name         on exercise                       underlying unexercised   in-the-money options /
                                               options / SARS at end    SARs at end of fiscal
                                               of fiscal year           year
                                               ----------------------   ---------------------
                                               Exercisable/Unexercisable


Owen Jones      Nil             Nil             1,727,500(1) / Nil         Nil(2)/ Nil



(1) The total of 1,727,000 options granted to Mr. Jones represents 1,500,000 options granted to Mr. Jones pursuant to a directors' resolution dated December 17, 1997, 27,500 options granted to Mr. Jones during the fiscal year ended December 31, 1999 and 200,000 options granted to Mr. Jones during the fiscal year ended December 31, 2000.
(2) The closing price for our shares on the OTC-Bulletin Board as of June 29, 2001 was $0.295.

COMPENSATION TO OUR DIRECTORS

We currently provide the following compensation to our other directors:

OWEN JONES. Since October 16, 2000 Mr. Jones has worked full time for us. Prior to October 16, 2000 Mr. Jones divided his time between Sideware Systems Inc and us. Since January 1, 2001, Mr. Jones has worked for us without salary. Between January 1, 2000 and December 31, 2000, we paid Mr. Jones a salary of $2,500 per month. Between June 1, 1998, and December 31, 1999, Mr. Jones

received payments totaling $6,800 per month from Techwest Management Inc. We shared responsibility for those payments with Sideware, paying 50% during 1998 and 20% during 1999. Prior to June 1, 1998, Mr. Jones' monthly payments, then shared equally with Sideware, were $3,400 per month. Mr. Jones also holds stock options as listed in the table below. Mr. Jones receives no other compensation from us or any of our subsidiaries.

GRANT SUTHERLAND. Since January 1, 2001 Mr. Sutherland has worked for us without salary. From January 1, 2000 to December 31, 2000 we paid Mr. Sutherland a salary of $2,500 per month. Between May 1, 1998 and December 31,1999 Mr. Sutherland received payments totaling $6,800 per month. We shared responsibility for those payments with Sideware, paying 50% during 1998 and 20% during 1999. Mr. Sutherland also holds stock options as listed in the table below. Mr. Sutherland receives no other compensation from us or any of our subsidiaries.

BABAK HABIBI. Mr. Habibi receives a salary of $6,800 per month from us. Mr. Habibi also holds stock options to purchase 65,000 shares at a price of $0.20 and options to purchase 400,000 shares at a price of $0.25. Mr. Habibi receives no other compensation from us or any of our subsidiaries.

EDWARD A. WHITE. Mr. White receives a salary of $6,800 per month from us. Mr. White also holds stock options to purchase 500,000 shares at a price of $0.25 per share. Mr. White receives no other compensation from us or any of our subsidiaries.

JAMES L. SPEROS. Mr. Speros holds options to acquire 300,000 shares at $0.20 per share, but does not receive a salary from us.
Mr. Speros receives no other compensation from us or any of our subsidiaries.

The aggregate amount of cash remuneration which we paid to our directors as a group, was approximately $73,600 during the fiscal year ended December 31, 2000. None of our directors receive any pension plan or similar benefits.

STOCK OPTIONS GRANTED TO OUR DIRECTORS

The following table shows the stock options held by our directors and officers as at December 31, 2000.


Name           Options      Number         Number      Exercise     Market Value    Expiry Date
               Granted     Exercised     Outstanding    Price       of Underlying     (m/d/y)
                                                                Shares at Date
                                                                    of Grant
Owen Jones      200,000       Nil           200,000      $0.25         $0.20          11/30/05
              1,500,000       Nil         1,500,000      $0.20         $0.23          12/16/02
                 27,500       Nil            27,500      $0.20         $0.19          04/19/04

Grant           200,000       Nil           200,000      $0.25         $0.20          11/30/05
Sutherland    1,500,000    1,420,000(1)      80,000      $0.20         $0.23          12/16/02
                 27,500       Nil            27,500      $0.20         $0.19          04/19/04

James Speros    300,000       Nil           300,000      $0.20         $0.20          04/19/04

Edward A.
White           500,000       Nil           500,000      $0.25         $0.20          11/30/05

Babak           100,000      35,000(1)       65,000      $0.20         $0.19          04/19/04
Habibi          400,000       Nil           400,000      $0.25         $0.20          11/30/05


(1) Mr. Sutherland exercised options to acquire 300,000 shares at $0.20 per share in August 1998 and 1,120,000 shares at $0.20
       =per share in January 2000.
(2) Mr. Habibi exercised options to acquire 35,000 share during 2000, prior to his appointment to the board of directors.

We do not have a long term incentive plan, and have not granted any stock appreciation rights.

                       PRINCIPAL STOCKHOLDERS

The following table shows certain information regarding beneficial ownership of common stock, as of August 31, 2001 by (i) each shareholder whom we know to be the beneficial owner of more than 5% of outstanding shares, (ii) each of our Directors and executive officers, and (iii) all Directors and executive officers as a group:


NAME AND ADDRESS              NUMBER OF SHARES         PERCENTAGE OF SHARES
OF BENEFICIAL OWNER         BENEFICIALLY OWNED (1)    BENEFICIALLY OWNED (1)
Owen L.J. Jones*(2)              6,327,501                   10.8%
102 - 930 W. 1st North
Vancouver, B.C., Canada
V7P 3N4

W. Grant Sutherland*(3)          5,542,499                    9.6%
1600 - 777 Dunsmuir St.
Vancouver B.C.
V7Y 1K4

Babak Habibi (4)                 1,165,001                    2.0%
102 - 930 West 1st St.
North Vancouver, B.C.
Canada V7P 3N4

James L. Speros*(5)                300,000                    0.5%
1111 Grand Hamptons Dr.
Herndon, Virginia
20170
                             36


Edward A. White*(6)              1,125,001                    2.0%
416-5 K de K Court
New Westminster B.C.
V3M 6B6

All executive officers and      14,460,002                   23.7%
directors as a group (5
Persons)(7)


* Denotes Director of the Company
_________

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 2001 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2) Includes 1,577,500 shares issuable pursuant to stock options and 833,334 shares issuable pursuant to share purchase warrants, all being exercisable within 60 days. Figures stated for Mr. Jones exclude 1,666,667 shares and 833,334 share purchase warrants owned by Judy Jones, of which Mr. Jones disclaims beneficial ownership.
(3) Includes 157,500 shares issuable pursuant to stock options and 833,333 shares issuable pursuant to share purchase warrants, all being exercisable within 60 days.
(4) Inclues 165,000 shares issuable pursuant to stock options and 333,334 shares issuable pursuant to share purchase warrants, all being exercisable within 60 days.
(5) Includes 300,000 shares issuable pursuant to stock options exercisable within 60 days.
(6) Includes 125,000 shares issuable pursuant to stock options and 333,334 shares issuable pursuant to share purchase warrants, all being exercisable within 60 days.
(7) Includes 2,325,000 shares issuable pursuant to stock options and 2,333,335 shares issuable pursuant to share purchase warrants, all being exercisable within 60 days.

We are unaware of any arrangements, the operation of which may at a subsequent date result in a change of corporate control.


                       RELATED PARTY TRANSACTIONS

We have had several transactions with Sideware Systems Inc. Sideware is a software development company whose shares trade on the TSE and through the OTC-Bulletin Board. Three of our five directors, Grant Sutherland, James Speros and Edward White are all directors and shareholders of Sideware. Owen Jones was previously the President and a director of Sideware. He resigned as Sideware's President effective October 16, 2000 and as a director effective November 30, 2000.

Mr. Sutherland, Mr. Speros, and Mr. White, own the following interests in Sideware Systems Inc. as at February 28, 2001, inclusive of warrants and options exercisable within 60 days.

Name                Number of Shares     % of Issued and
                                           Outstanding

Grant Sutherland       4,554,100              6.7%
James Speros           2,464,400              3.6%
Edward White             344,530              0.5%

While we have common directors and principal shareholders with Sideware, the companies' businesses are separate. The companies raise their financing separately, and do not share the proceeds from their separate issuances of securities. The companies also own separate technology, and do not share their intellectual property except under express license agreements, such as the Wizmaster agreement, explained below.

TRANSACTIONS WITH SIDEWARE

Our transactions with Sideware during our last two fiscal years have been as follows:

1.        COST SHARING AGREEMENT

We previously shared all of our office premises in North
Vancouver and Vancouver, and some of our personnel, with Sideware. Accordingly, we shared the cost of those premises and personnel. The personnel involved included our accounting personnel and other part time employees.

Prior to 1999 we shared the common costs equally with Sideware, under a cost sharing agreement made in October 1996.

In October 1999 we entered into a cost sharing and allocation agreement with Sideware. Under that agreement we agreed with Sideware Systems Inc. to re-allocate the common costs 20% to us and 80% to Sideware, effective from January 1, 1999. The reason for the reallocation of costs was the substantially greater level of business conducted by Sideware, and its corresponding greater use of the common premises and personnel.

Techwest Management Inc., a private management company in which Owen Jones and Grant Sutherland each hold a 50% interest, administered the shared costs between Sideware and us. Techwest
Management Inc. passed on the shared costs through to us and to Sideware at its cost, without any markup.

From time to time, either our payments or those of Sideware Systems Inc. exceeded the proportionate share required under the cost sharing arrangement, giving rise to indebtedness between us, Sideware Systems Inc. and Techwest Management Inc. Through much of 1998 and 1999, we were indebted to Sideware Systems Inc., as we did not have sufficient cash available to pay our proportionate share of the common operating costs.
As of June 29, 2001, there is no further intercorporate indebtedness between Sideware and us.

During the third quarter of 2000, we moved our operations to new premises located at Unit 113-980 West 1st Street, North Vancouver, V7P 3N4. We entered into a letter agreement with Sideware dated November 1, 2000 that allowed us to retain office space for four of our employees, and to utilize the services of some Sideware personnel during a transitional period which ended in March 2001.

Effective July 15, 2001, we have again assumed occupancy of approximately 9,800 square feet of the office premises at Unit 102 - 930 West 1st Street. Details of the rent costs we will incur are explained under the heading "Description of Property".

2.     PURCHASE OF COMPUTER EQUIPMENT.

During the last three years, we have purchased computer equipment from Sideware that cost us approximately $26,000 in 1998, $21,000 in 1999 and $19,400 in 2000.

We previously purchased most of our computer equipment through Sideware Systems Inc. owing to favorable pricing on IBM equipment available to Sideware Systems Inc. Sideware Systems Inc. charged a markup on the initial purchases, but in most of the transactions passed the equipment on to us at cost.

3.      WIZMASTER

We entered into a software development and license agreement dated September 20, 1999 with Sideware. Under that agreement, we developed a program named the "Wizmaster", for incorporation into Sideware's "Dr. Bean" program, now part of Sideware's Enterprise Interaction Suite. The Enterprise Interaction Suite is electronic customer relationship management software that supports live chat over the Internet between companies and their customers. The purpose of the software is to permit companies to create customized knowledge trees. The knowledge trees specify nodes and links, corresponding to questions and possible responses which ultimately direct a customer to a response to his or her query or to a customer service representative.

Sideware agreed to pay for developing Wizmaster on a cost plus 10% basis. The total amount paid by Sideware was approximately $11,200, exclusive of taxes. Sideware acquired, at no further charge, a perpetual worldwide license to use Wizmaster in its products. We were prohibited from licensing Wizmaster to any other software developer, but not to systems integrators, for a period of one year from December, 1999. December, 1999 was the date Wizmaster became generally available to purchasers of Sideware products. We are no longer prohibited from licensing Wizmaster to any other software developer.

4.     KOSTIUK LITIGATION

Effective October 31, 1998 Sideware purchased an interest in the proceeds of a judgment which we obtained on April 2, 1998 against John Kostiuk, in the amount of $300,000, in British Columbia
Supreme Court Action No. C972736. Mr. Kostiuk is a former officer of Sideware. In our legal proceedings against him, we alleged that he published defamatory comments on the Internet about the management of Sideware and BrainTech. Sideware paid $136,000 on account of the purchase price, which was subject to adjustment depending on the benefit ultimately received by Sideware Systems
Inc. pursuant to the judgment. On March 18, 1999 the British Columbia Court of Appeal allowed an appeal from the judgment. As a result, we repaid the $136,000. We did file an Application for Leave to Appeal to the Supreme Court of Canada; however, in late September 2000 we settled our legal dispute with Mr. Kostiuk and the parties have exchanged mutual releases. We received no monies and incurred no costs except for legal costs.

5.      NETMEDIA SYSTEMS INC. VENTURE

In November 1995 we entered into a license agreement with NetMedia Systems Inc., a private company in which Owen Jones and Grant Sutherland held 24% and 30% interests respectively, and a joint venture agreement with NetMedia Systems Inc. and Sideware. None of the business contemplated by the agreements proceeded, with the result that the agreements were terminated in October 1999. NetMedia Systems Inc. has since been dissolved.

6.      SIDEWARE PARTNER PROGRAM

We have entered into a re-seller agreement, under which we participate in the Sideware Partner Program. Participants in Sideware Partner Program purchase Sideware products for re-sale at specified discounts. We previously intended to use the Enterprise Interaction Suite of Sideware as part of our Internet based service and support system. However, we have changed our development plans, and no longer intend to use the Sideware product.

OTHER TRANSACTIONS INVOLVING DIRECTORS

Other transactions within the last year of which our directors have an interest are as follows:

Effective July 1, 1999, along with Sideware Systems Inc., we acquired an interest in the leasehold premises at 1600 - 777
Dunsmuir Street, Vancouver, B.C., by assignment from SJM Management

Ltd. SJM Management Ltd. is a private company in which Grant Sutherland, our Chairman, holds a one third interest.
Effective January 1, 2001 we relinquished our interest in those premises to Sideware, as Sideware makes substantially greater use of the premises than we do. We continue to pay Sideware approximately $450 per month for our use of the premises.

We have acquired legal services from the law firm Sutherland Johnston, of which Grant Sutherland is a partner. The amount of such legal services prior to December 31, 1998 was not material. During the fiscal year end of December 31, 1999 Sutherland Johnston performed approximately $34,300, worth of legal services for us. For the period ending December 31, 2000, Sutherland Johnston has performed approximately, $38,000 worth of legal services for us.

During our last three fiscal years and first quarter of 2001
Grant Sutherland has directly or indirectly acquired the following shares in private placements:

- 780,000 shares at a price of $0.25 per share in a private placement conducted in April and June 1998;
- 300,000 shares at a price of $0.20 per share in a private placement conducted in September - November1998;
- 1,000,000 shares at a price of $0.15 per share in a private placement conducted in March 1999;
- 1,000,000 shares at a price of $0.15 per share in a private placement conducted in September 1999;
- 135,000 shares at a price of $0.15 per share in a private placement conducted in October 1999;
- 150,000 shares at a price of $0.60 per share in a private placement conducted in December 1999; and;
- 1,666,666 shares at a price of $0.15 per share in a private placement conducted in last quarter of 2000 and first quarter of 2001. For each two shares purchased, Beau J Holdings Ltd., a private company owned by Mr. Sutherland, received one share purchase warrant, which entitles the company to purchase one additional share for one year at $0.20 per share.


During our last three fiscal years and first quarter of 2001 Owen
Jones has directly acquired the following shares in private placements:

- 1,000,000 shares at a price of $0.15 per share in a private placement conducted in March 1999; and
- 1,666,667 shares at a price of $0.15 per share in a private placement conducted in last quarter of 2000 and first quarter of 2001. For each two shares purchased, Mr. Jones received one share purchase warrant, which entitles him to purchase one additional share for one year at $0.20 per share.

In addition, in June 2001 Judy Jones, wife of Owen Jones, acquired 1,666,667 shares at a price of $0.15 per share. For each two shares purchased, Mrs. Jones received one share purchase warrant, which entitles her to purchase one additional share for one year at $0.20 per share.

During the first quarter of 2001, Edward White acquired 666,667 shares in a private placement. Mr. White provided us with a demand promissory note in the amount of $100,000 without interest to pay for the shares and has signed an agreement to hold the share certificate and warrant certificate in escrow. The date of the agreement is February 27, 2001. According to the agreement, the shares and warrants issued to him will remain in escrow until he submits full payment to us. For each two shares purchased, Mr. White received one share purchase warrant, which entitles him to purchase one additional share for one year at $0.20 per share. If Mr. White fails to pay the demand promissory note, we will cancel the share certificate and warrant certificate issued to him.

In June 2001, Babak Habibi acquired 666,667 shares in a private placement. Mr. Habibi provided us with a demand promissory note in the amount of $100,000 without interest to pay for the shares and has signed an agreement to hold the share certificate and warrant certificate in escrow. The date of the agreement is June
26, 2001. According to the agreement, the shares and warrants issued to him will remain in escrow until he submits full payment to us. For each two shares purchased, Mr. Habibi received one share purchase warrant, which entitles him to purchase one additional share for one year at $0.20 per share. If Mr. Habibi fails to pay the demand promissory note, we will cancel the share certificate and warrant certificate issued to him.

We do not have established policies about entering into future transactions with affiliates. Management addresses individual transactions on their individual merits.

           INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to our corporate
Articles of Incorporation or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification is against public policy as expressed in the Securities Act. We will be governed by the final judgment of that issue.

                             EXPERTS

Our consolidated financial statements as at December 31, 2000 and 1999 and for the years ending December 31, 2000, 1999, and 1998 are included in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 consolidated financial statements contains an explanatory paragraph that states that the company's recurring losses from operations and dependence on future financings raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

               WHERE TO FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on
Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement or in the exhibits and schedules to the registration statement. For more information about us and the common stock offered under this prospectus, you should review the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance you should review the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of all or any portion of the registration statement from that office at prescribed rates. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.

                     INDEX TO FINANCIAL STATEMENTS

Report of KPMG LLP Independent Auditors                            F-1

Consolidated Balance Sheets as of December 31, 2000 and
1999                                                               F-2

Consolidated Statements of Operations for each of the years in the three-year period ended December 31, 2000 and for the period
from inception on January 3, 1994 to December 31, 2000             F-3

Consolidated Statements of Stockholders' Equity (Deficit) for the
period from January 3, 1994 to December 31,2000                    F-4

Consolidated Statements of Cash Flows for each of the years in the three year period ended December 31, 2000 and for the period
from inception on January 3, 1994 to December 31, 2000             F-5
Notes to Consolidated Financial Statements                         F-6

Condensed Consolidated Balance Sheets as of June 30,
2001 (Unaudited) and December 31, 2000	                          F-18

Condensed Consolidated Statements of Operations
(Unaudited) for the three and six month periods ended June 30,
2000 and 2001 and for the period from inception on
January 3, 1994 to June 30, 2001                                  F-19

Condensed Consolidated Statements of Stockholders' Equity
(Deficit) (Unaudited) for the period from inception
on January 3, 1994 to June 30, 2001                               F-20

Condensed Consolidated Statements of Cash Flows
(Unaudited) for the six month periods ended June 30,
2000 and 2001, and for the period from inception on
January 3, 1994 to June 30, 2001                                  F-22

Condensed Notes to Consolidated Financial Statements
 (Unaudited)                                                      F-23

Our financial statements are presented in United States dollars, and dollar figures stated in this prospectus and registration statement refer to United States dollars, except where specified otherwise. As our head office is in Canada, many of our transactions, including payment of salaries to our employees, are completed in Canadian dollars ("Cdn$"). For purposes of this prospectus and registration statement, other than amounts extracted from our financial statements, Canadian dollar amounts have been converted to United States dollars at an exchange rate of Cdn$1.00 = US$0.68, being the average exchange rate during the year ended December 31, 2000.

Supplementary financial data showing unaudited quarterly financial information such as revenues, gross margin, net earnings (loss) for the period and net loss per share during our two most recent fiscal years is contained in note 15 to our audited consolidated financial statements.

KPMG LLC
CHARTERED ACCOUNTANTS
Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada

AUDITORS' REPORT TO THE STOCKHOLDERS

We have audited the accompanying consolidated balance sheets of Braintech, Inc. (a development stage enterprise) as at December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2000 and for the period from inception on January 3, 1994 to December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Braintech, Inc. as at December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000 and for the period from inception on January 4, 1994 to December 31, 2000, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the financial statements, the Company has suffered recurring losses from operations and is dependent on future financing, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

These consolidated financial statements have been restated from those previously presented as explained in note 3.

"KPMG LLP"

Chartered Accountants

Vancouver, Canada

February 9, 2001, except for note 14 which is as of March 1, 2001 and notes 3 and 9(b) which are as of September 4, 2001

BRAINTECH, INC.                   F-2
(A Development Stage Enterprise)

Consolidated Balance Sheets
(Expressed in U.S. dollars)

December 31, 2000 and 1999


=======================================================================================
                                                              2000                 1999
---------------------------------------------------------------------------------------

Assets

Current assets:
  Cash and cash equivalents                         $      899,573        $     424,461
  Short-term investments                                     6,929                6,929
  Accounts receivable less allowance
     of nil (1999 - nil)                                    20,140               16,189
  Inventory                                                  3,369                3,369
  Due from related companies (note 5(a))                    14,748               13,644
Prepaid expenses                                            10,121                7,392

  -------------------------------------------------------------------------------------
                                                           954,880              471,984

Deposit on lease                                             2,297                    -

Due from directors and officers (note 5(b))                      -	         10,130

Fixed assets (note 6)                                      176,895              134,210
---------------------------------------------------------------------------------------
                                                    $    1,134,072         $    616,324
=======================================================================================

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
  Accounts payable and accrued liabilities          $      50,686           $    87,710
  Deferred revenue                                              -                21,506
  -------------------------------------------------------------------------------------
                                                           50,686               109,216

Amounts in dispute (note 9(b))                                  -               606,000
---------------------------------------------------------------------------------------
                                                           50,686               715,216

Stockholders' equity (deficit):
  Common stock (note 6):
    Authorized:  200,000,000 shares,
    with $0.001 par value
    Issued:  45,599,333 shares (1999 - 41,338,333)
    To be issued (note 9(a)):  400,000 shares
      (1999 - nil)                                         45,999                41,228
Additional paid-in capital (note 7(f))                  9,201,833             6,910,323
Deficit accumulated prior to the development stage        (58,800)              (58,800)
Deficit accumulated during the development stage       (8,105,646)           (6,991,643)
  -------------------------------------------------------------------------------------
                                                         1,083,386              (98,892)
  -------------------------------------------------------------------------------------
                                                    $    1,134,072       $      616,324
=======================================================================================


Future operations (note 2)
Contingencies (note 9)
Commitments (note 10)
Subsequent events (notes 7(g), 9 and 14)

See accompanying notes to consolidated financial statements.

BRAINTECH, INC.                  F-3
(A Development Stage Enterprise)

Consolidated Statements of Operations
(Expressed in U.S. dollars)



==========================================================================================
                                   Period from
                                  inception on
                               January 3, 1994
                               to December 31,               Years ended December 31,
                                          2000           2000          1999           1998
------------------------------------------------------------------------------------------

Sales                             $    197,559   $    140,049   $         -   $     57,510
Cost of sales                           83,586         53,581             -         30,005
------------------------------------------------------------------------------------------
Gross margin                           113,973         86,468             -         27,505

Operating expenses:
  Consulting and contractors           736,561              -             -         24,785
  Research and development
    (note 11)                        2,592,772        435,071       579,441        752,078
  Selling, general and
    administrative (note 12)         4,656,205        691,993       650,715      1,355,710
  Loss on settlement of
    ligitation (note 9(a))             100,000        100,000             -              -
  Loss on disposal of
    fixed assets                        26,054              -         5,918          1,888
  Write-down of investments            100,000              -             -          3,600
  Write-down of intangible
    assets                              17,189              -             -              -
  Write-down of organization
    costs                               17,431              -             -              -
  ----------------------------------------------------------------------------------------
                                     8,246,212      1,227,064     1,236,074      2,138,061
------------------------------------------------------------------------------------------
Operating loss                      (8,132,239)    (1,140,596)   (1,236,074)    (2,110,556)

Non-operating:
  Interest income                       26,593         26,593             -              -

------------------------------------------------------------------------------------------
Net loss                           $(8,105,646)  $ (1,114,003)  $  (1,236,074) $(2,110,556)
==========================================================================================
Loss per share information:
  Basic and diluted                $     (0.32)  $      (0.03)   $      (0.03) $     (0.07)

==========================================================================================

Weighted average number of
  common shares outstanding           25,664,095   43,737,333       36,076,379  28,620,884
==========================================================================================


See accompanying notes to consolidated financial statements.

BRAINTECH, INC.                   F-4
(A Development Stage Enterprise)

Consolidated Statements of Stockholders' Equity (Deficit)
(Expressed in U.S. dollars)

=========================================================================================================================
                                                                                                Deficit           Deficit
                                                                                            accumulated       accumulated
                                                                             Additional    prior to the        during the
                                                                Common          paid-in     development       development
                                                 Stock           stock          capital           stage             stage
-------------------------------------------------------------------------------------------------------------------------
Balance, January 3, 1994                     17,400,000     $   17,400     $  1,039,271     $   (58,800)      $         -

Net loss                                              -              -                -	              -        (1,006,716)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                   17,400,000         17,400        1,039,271         (58,800)       (1,006,716)

Net loss                                              -              -                -               -          (748,310)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                   17,400,000         17,400        1,039,271         (58,800)       (1,755,026)

Common stock transactions (net of
  issue costs):
  Issued for cash at $0.1895 per share          950,000            950          173,440               -                 -
  Issued for cash at $0.25 per share            733,333            733          183,167               -                 -
  Issued for cash at $0.20 per share          3,000,000          3,000          592,500               -                 -
  Shares issued for services rendered         1,200,000          1,200          238,800               -                 -
  Net loss                                            -              -	              -               -          (959,945)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                   23,283,333         23,283        2,227,178         (58,800)       (2,714,971)

Common stock transactions (net of
  issue costs):
  Issued for cash at $0.20 per share          2,000,000          2,000           396,991              -                 -
  Issued for cash at $0.15 per share          1,000,000          1,000           148,279              -                 -
  Shares issued for services rendered           300,000            300            59,700              -                 -
  Compensatory benefit of employee
    stock options                                     -              -	         200,000              -                 -
  Net loss                                            -              -                 -              -          (930,042)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                   26,583,333         26,583         3,032,148        (58,800)       (3,645,013)

Common stock transactions (net of
  issue costs):
  Issued for cash at $0.25 per share          1,600,000          1,600           398,400              -                 -
  Issued for cash at $0.20 per share          2,188,000          2,188           435,412              -                 -
  Compensatory benefit of employee
    stock options                                     -              -           927,800              -                 -
  Net loss                                            -              -                 -              -        (2,110,556)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                   30,371,333         30,371         4,793,760        (58,800)       (5,755,569)

Common stock transactions (net of
  issue costs):
  Issued for cash at $0.15 per share          9,800,000          9,800         1,433,950              -                 -
  Issued for cash at $0.20 per share            157,000            157            31,243              -                 -
  Issued for cash at $0.60 per share          1,010,000          1,010           604,990              -                 -
  Common stock subscriptions                          -              -           110,270              -                 -
  Subscriptions receivable                            -           (110)          (65,890)             -                 -
  Compensatory benefit of employee
    stock options                                     -              -             2,000              -                 -
Net loss                                              -              -                 -              -        (1,236,074)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                   41,338,333         41,228         6,910,323        (58,800)       (6,991,643)

Common stock issued for cash at $0.20
  per share (net of share issue costs)        3,976,000          3,976           790,305              -                 -
Subscriptions received in cash                        -            110            65,890              -                 -
Settlement of litigation (note 9(b))                  -              -           606,000              -                 -
Common stock issued for cash on subscriptions	285,000	           285              (285)             -                 -
Common stock subscriptions received in cash           -              -           730,000              -                 -
Common stock to be issued in settlement of
  legal claim                                   400,000            400            99,600              -                 -
Net loss                                              -              -                 -              -        (1,114,003)
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                   45,999,333   $     45,999   $     9,201,833   $    (58,800)    $  (8,105,646)
=========================================================================================================================

See accompanying notes to consolidated financial statements.

BRAINTECH, INC.                F-5
(A Development Stage Enterprise)

Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)



=======================================================================================================
                                                Period from
                                               inception on
                                            January 3, 1994
                                            to December 31,                  Years ended December 31,
                                                       2000            2000             1999            1998
------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net loss                                     $ (8,105,646)   $ (1,114,003)   $  (1,236,074)  $  (2,110,556)
  Items not involving cash:
   Amortization                                     132,072          52,114           42,503          24,135
   Bad debt                                          75,108               -                -               -
   Loss on disposal of fixed assets                  26,054               -            5,918           1,888
   Write-down of investments                        100,000               -                -           3,600
   Write-down of intangible assets                   17,189               -                -               -
   Write-down of organization costs                  17,431               -                -               -
   Shares issued for services rendered              300,000               -                -               -
   Shares to be issued for satisfaction
     of legal claim                                 100,000         100,000                -               -
   Compensatory benefit of employee
     stock options                                1,129,800               -            2,000         927,800
Changes in non-cash operating working
  capital:
   Inventory                                         (3,369)              -	      (3,369)              -
   Accounts receivable                              (26,415)        (10,226)           6,244            (971)
   Prepaid expenses                                 (10,121)         (2,729)           4,952         (10,636)
   Accounts payable and accrued
     liabilities                                     57,648         (16,530)           3,709          45,197
   Deferred revenue                                       -         (21,506)          21,506               -
  ----------------------------------------------------------------------------------------------------------
 Net cash used in operating activities           (6,190,249)     (1,012,880)      (1,152,611)     (1,119,543)

Cash flows from investing activities:
   Deposit on lease                                  (2,297)         (2,297)               -               -
   Purchase of marketable securities               (100,000)              -                -               -
   Purchase of short-term investments                (6,929)              -           (6,929)              -
   Purchase of fixed assets                        (375,468)       (136,305)        (107,394)        (87,988)
   Proceeds from notes receivable                  (130,181)              -                -               -
   Proceeds from disposal of real estate            306,752               -                -               -
   Proceeds from disposal of fixed assets            41,506          41,506                -               -
  ----------------------------------------------------------------------------------------------------------
Net cash used in investing activities              (266,617)        (97,096)        (114,323)        (87,988)

Cash flows from financing activities:
   Notes receivable                                  55,073               -                -               -
   Borrowings from directors and officers             7,304          10,130                -          18,304
   Due (to) from related companies                  (40,593)        (15,323)        (456,504)        231,418
   Mortgages payable                               (207,739)              -                -               -
   Share subscriptions received                     730,000         730,000          110,270               -
   Subscriptions receivable                               -          66,000          (66,000)              -
   Amounts in dispute                               606,000               -                -               -
   Common shares issued, net of issue costs       5,962,282         794,281        2,081,150         837,600
  ----------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities      7,112,327       1,585,088        1,668,916       1,087,322
------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash
    equivalents                                      655,461        475,112          401,982        (120,209)

Cash and cash equivalents, beginning of
    period                                           244,112        424,461           22,479         142,688
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period        $    899,573   $    899,573   $      424,461   $      22,479
============================================================================================================

Supplemental information:
  Cash paid for interest                        $      3,797   $          -    $         895   $       2,155
  Cash paid for taxes                           $          -   $          -    $           -   $           -
Non-cash financing activities:
  Shares issued for services rendered           $    300,000   $          -    $           -   $           -
  Shares to be issued for satisfaction of
    legal claim                                 $    100,000   $    100,000    $           -   $           -
============================================================================================================


See accompanying notes to consolidated financial statements.

BRAINTECH, INC.                 F-6
(A Development Stage Enterprise)

Notes to Consolidated Financial Statements
(Expressed in U.S. dollars)

Years ended December 31, 2000, 1999 and 1998
Period from inception on January 3, 1994 to December 31, 2000

=======================================================================
1.  Organization:

    Braintech, Inc. (the "Company") was incorporated on March 4,
    1987 under the laws of the State of Nevada as Tome Capital, Inc. The Company initially was in the business of real estate development. On January 3, 1994, the Company changed its name to Braintech Inc. and began operations as a high tech development company, developing advanced video recognition software. All sales of its products and services are made in this industry segment.

2.  Future operations:

    During the year ended December 31, 2000, the Company incurred an operating loss of $1,140,596 and used cash in operating activities of $1,012,880. From inception of the business on January 3, 1994, the Company has incurred cumulative losses of $8,105,646 and used cash for operating activities of $6,190,249.

    These consolidated financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. The Company has not generated significant revenues and is continuing to develop its business. Operations to date have been primarily financed by equity transactions. The Company's future operations and its continuation as a going concern are dependent upon its ability to raise additional capital, increase sales of its products by maintaining its strategic sales alliances with a major supplier of robotic systems, generating positive cash flows from operations and ultimately attaining profitability. It is the Company's intention to focus on developing this alliance and on becoming their principal supplier of vision systems, raising financing and achieving profitable operations.

    Depending on the Company's ability to develop sales through this alliance, the Company may need to raise additional capital through public or private financings which may not be available on reasonable terms. Subsequent to December 31, 2000, the Company completed a private placement (note 13). The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

3.  Adjustment

    In late August 2001, after review and consultation with the staff of the Securities and Exchange Commission it was concluded that the accounting treatment for the resolution of legal proceedings against the Company (note 9(b)) should not be recorded as a gain in the consolidated statements of operations and should be recorded as equity in the consolidated statements of stockholders' equity (deficit) as the amounts in dispute related to an equity transaction.

    The impact of the change on previously issued financial statements is as follows:

    Consolidated Balance Sheets
=========================================================================

                                                    December 31, 2000
                                               As previously     Adjusted
                                                    reported       amount


    Additional paid-in capital                     8,595,833    9,201,833
    Deficit accumulated during development stage  (7,499,646)  (8,105,646)

=========================================================================

    Consolidated Statements of Operations

===============================================================================

                            Period from inception
                              on January 3, 1994              Year ended
                             to December 31, 2000         December 31, 2000
                           As previously  Adjusted   As previously     Adjusted
                                reported    amount        reported       amount

    Operating expenses    7,640,212      8,246,212         621,064    1,227,064
    Operating loss       (7,526,239)    (8,132,239)       (534,596)  (1,140,596)
    Net loss             (7,499,646)    (8,105,646)       (508,003)  (1,114,003)
    Loss per share            (0.29)         (0.32)          (0.01)       (0.03)


===============================================================================

    The consolidated statements of cash flows and stockholders' equity (deficit) and the accompanying notes have been adjusted to reflect the change in accounting treatment for this transaction.


4.  Significant accounting policies:

(a) Basis of presentation:

    These consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and present the financial position, results of operations and cash flows of the Company and its wholly-owned subsidiary, Brainware Systems Inc., incorporated under the Company Act (British Columbia) on March 30, 1994. All material intercompany balances and transactions have been eliminated.

    To December 31, 2000, for United States of America accounting and reporting purposes, the Company is considered to be in a development stage as it was devoting substantial efforts to developing its business operations. Commencement of the development stage is considered to have occurred on January 3, 1994 when the Company began operations as a high-technology development company.

(b) Cash and cash equivalents:

    Cash and cash equivalents include highly liquid investments, such as term deposits, having terms to maturity of three months or less at the date of acquisition and that are readily convertible to contracted amounts of cash.

(c) Short-term investments:

    Short-term investments include term deposits having terms to maturity greater than three months at the date of acquisition.

(d) Research and development costs:

    Research and development costs are expensed as incurred.

(e) Advertising costs:

    Advertising costs are expensed as incurred and totaled
    $16,811, $1,950, $10,786 and $4,075, during the period of
    inception on January 3, 1994 to December 31, 2000, years ended on December 31, 2000, 1999 and 1998, respectively.

(f) Inventory:

    Inventory is valued at the lower of cost and net realizable value with cost being determined on a first-in-first-out basis. Cost includes laid-down cost which is the cost of materials and other applicable direct costs.

(g) Revenue recognition:

    The Company recognizes revenue when there is persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable, collectibility is reasonably assured, and there are no substantive performance obligations remaining. The Company's revenue recognition policies are in conformity with the AICPA's Statement of Position No. 97-2, "Software Revenue Recognition", and are consistent with the guidance contained within the SEC's Staff Accounting Bulletin No. 101 - "Revenue Recognition in Financial Statements".

    Cash received in advance of meeting the revenue recognition criteria is recorded as deferred revenue.

(h) Fixed assets:

    Fixed assets are carried at cost less accumulated amortization. Amortization is calculated annually as follows:

====================================================================
Asset                                  Basis           Rate
--------------------------------------------------------------------
Furniture and fixtures     declining-balance            20%
Computer equipment             straight-line        33 1/3%
Trade show assets              straight-line        33 1/3%
Computer software              straight-line            50%
Leasehold improvements         straight-line     lease term

====================================================================

    During the year, the Company changed its amortization policy for trade show assets and computer hardware to better approximate the useful life of the assets. The adoption of this policy did not have a material effect on the Company's financial position or results of operations.

4.	Significant accounting policies (continued):

(i) Use of estimates:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from these estimates.

(j) Foreign currency:

    The Company's functional currency is the United States dollar. Assets and liabilities denominated in a foreign currency have been translated to the functional currency at rates of exchange in effect at the balance sheet date. Revenue and expense items are translated at average exchange rates during the year. Exchange gains and losses are included in operations.

(k) Stock-based compensation:

    The Company has elected to apply the provision of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its stock options granted to employees. Under APB 25, compensation expense is only recorded to the extent that the exercise price is less than fair value on the measurement date. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Non-employee options are recognized at the fair value of the options as determined by an option pricing model as the services are performed and the options earned.

(l) Income taxes:

    The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. When the likelihood of realization of a deferred tax asset is not considered to be more likely than not, a valuation allowance is provided.

(m) Loss per share:

    Loss per share is calculated based on the weighted average number of shares outstanding.
    As the effect of outstanding options is anti-dilutive, diluted loss per share does not differ from basic loss per share.

(n) Comprehensive income:

    Net income for the Company is the same as comprehensive income.

(o) Comparative figures:

    The Company has reclassified certain of the figures presented for comparative purposes to conform to the financial statement presentation adopted in the current year.

5. Related party balances and transactions:

(a) Due (to) from related companies:

    During the periods presented, the Company has had several transactions with Sideware Systems Inc. ("Sideware").
    Sideware is under the control of common directors and principal shareholders. However, the Companies' businesses are separate. The Companies raise their financing separately and do not share the proceeds from their separate issuances of securities. The Companies also are developing and own separate technology and generate sales from different customers.

    Transactions with Sideware during the last three fiscal years have been as follows:

 (i)   Cost sharing agreement:
       The Company shares office premises and some personnel with Sideware. Prior to 1999, costs were shared equally with Sideware. In October 1999, a new agreement was made to reallocate common costs 80% to Sideware and 20% to the Company retroactive to January 1, 1999. The allocation of costs was based on the relative head count of the Company in comparison to Sideware.

       TechWest Management Inc. ("TechWest"), which is under the control of common directors, is responsible for making regular payments to suppliers on behalf of the Company and Sideware. Cash is advanced to TechWest by the Company and Sideware to cover these expenses. To October 31, 2000, TechWest then allocated the expenses 80% to Sideware and 20% to Braintech.

       This cost sharing agreement was replaced on November 1, 2000 with an agreement providing for the use by the Company of a portion of the formerly shared premises and for the use of the services of Sideware personnel. Payments under the agreement are approximately $5,200 per month.
       The Company has signed a lease agreement on these premises as co-covenantor along with Sideware. As a result, if Sideware is unable to make its lease payments, the Company could be held responsible for all rent payments of approximately $140,000 per year, increasing by 2% per year, plus additional costs of approximately $40,000 per year to August 31, 2003.

       Amounts due to (from) related companies result from the intercompany expense allocations, cash advances, monthly charges for office and personnel use, and the sale of leasehold improvements (note 4(a)(iii)).

 (ii)  Purchase of computer equipment:

       The Company purchases most of its computer equipment through Sideware because of favorable pricing on IBM equipment available to Sideware. No mark-up is charged. During the year ended December 31, 2000, the Company's purchases were $19,400 (1999 - $21,000; 1998 - $26,000).

 (iii) Sale of leasehold improvements:

       On September 30, 2000, the Company entered into an agreement with Sideware for the sale of leasehold improvements at their net book value of $41,506 which management estimates is also the fair market value. This amount is being offset by usage fees which accrue to Sideware from the Company while sharing the premises in which Sideware resides.

 (iv)  Sale of product:

       During the year ended December 31, 2000, a product sale of $11,387 (1999 and 1998 - nil) was made to Sideware.

(b) Due from directors and officers:

    The amounts due from directors and officers represent cash advances provided to current directors and officers of the Company.

(c) Transactions with directors and officers:

    During the year, the Company was charged $65,389 (1999 - $68,375; 1998 - $129,538) for management and consulting services provided by directors and officers. These charges are included in selling, general and administrative expenses.

6.  Fixed assets:
================================================================
                                       Accumulated      Net book
December 31, 2000            Cost     amortization         value

Furniture and fixtures  $  62,466   $       12,805     $  49,661
Computer equipment        112,891           48,002        64,889
Trade show assets          17,306            6,982        10,324
Computer software          56,880           45,418        11,462
Leasehold improvements     44,622            4,063        40,559
----------------------------------------------------------------
                        $ 294,165   $      117,270     $ 176,895
================================================================

================================================================
                                       Accumulated      Net book
December 31, 1999            Cost     amortization         value

Furniture and fixtures  $  22,945   $        5,320     $  17,625
Computer equipment         80,745           23,771        56,974
Trade show assets          13,307            2,851        10,456
Computer software          50,795           36,898        13,897
Leasehold improvements     41,992            6,734        35,258
----------------------------------------------------------------
                        $ 209,784    $      75,574     $ 134,210
================================================================

7.  Common stock:

(a) At the annual general meeting of the Company on May 17, 2000, the shareholders approved an increase in the authorized share capital of the company from 50,000,000 common shares to 200,000,000 common shares having a par value of $0.001 each.

(b) Of the shares issued at December 31, 2000, 1,875,000 shares (1999 - 12,595,000; 1998 - 5,280,000) are subject to trading restrictions. These include the 1,500,000 shares retained by the Company, as described in note 6(c).

(c) 5,500,000 shares were issued for technology in 1993 and recorded at a par value of $5,500. 1,500,000 of these shares have been retained by the Company because the development of the technology has not been completed.

(d) 3,966,000 of the common stock issued in the first quarter resulted from the exercise of options by employees and directors of the Company at $0.20 per share.

(e) $730,000 of the proceeds from a private placement of 7,600,000 shares at $0.15 per share will be issued in 2001 when the remaining proceeds are received.

(f) Additional paid-in capital arises on the issuance of common shares at a price in excess of par value.

(g) Stock options:

    The Company has reserved 7,500,000 common shares pursuant to the 1997 stock option plan and an additional 7,500,000 common shares pursuant to the 2000 stock option plan. The Company's
    Board of Directors have discretion to set the price, term, vesting schedules, and other terms and conditions for options granted under the plan, subject to the requirements of any stock exchange on which the Company's shares are listed. Currently, the Company's policy is to issue options with an exercise price not below fair market value.

    Subsequent to year-end, effective January 2, 2001, the Company granted 200,000 stock options at $0.25 per share. The options vest periodically over a two year period; 100,000 expire on January 1, 2002 and the remaining 100,000 expire on January 1, 2006.

 (i) A summary of the Company's stock option activity is as follows:

      ==============================================================
                                                            Weighted
                                        Number               average
                                     of shares        exercise price
      --------------------------------------------------------------
      Balance, December 31, 1997     5,000,000                $ 0.20
      Options granted                1,570,000                  0.20
      Options exercised               (938,000)                 0.20
      Options cancelled/expired       (200,000)                 0.20
      --------------------------------------------------------------
      Balance, December 31, 1998     5,432,000                  0.20
      Options granted                1,165,000                  0.20
      Options exercised               (157,000)                 0.20
      Options cancelled/expired        (35,000)                 0.20
      --------------------------------------------------------------

      --------------------------------------------------------------
      Balance, December 31, 1999     6,405,000                  0.20
      Options granted                2,425,000                  0.25
      Options exercised             (3,976,000)                 0.20
      Options cancelled/expired       (100,000)                 0.20
      --------------------------------------------------------------
      Balance, December 31, 2000     4,754,000                $ 0.23
      ==============================================================

 (ii) Additional information regarding options outstanding as at December 31, 2000 is as follows:


=====================================================================================
                                     Outstanding                     Exercisable
                  ---------------------------------------     -----------------------
                                       Weighted
                                        average   Weighted                   Weighted
                                      remaining    average                    average
                       Number       contractual   exercise           Number  exercise
Exercise prices     of shares      life (years)      price        of shares     price
-------------------------------------------------------------------------------------
$ 0.20              2,329,000              2.35     $ 0.20        2,329,000    $ 0.20
$ 0.25              2,425,000              4.92       0.25           10,000      0.25
-------------------------------------------------------------------------------------
                    4,754,000              3.66     $ 0.23        2,339,000    $ 0.20
=====================================================================================


 (iii) Stock-based compensation:

       With respect to the stock options granted from inception through December 31, 2000, the Company recorded stock-based compensation of $1,129,800.

       As indicated in note 3(k), the Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based
       Compensation" ("FAS 123"). Had compensation cost been determined based on the fair value of employee stock options at their grant date, the Company's net loss and net loss per share would have been as indicated below:

       ============================================================================================
                                         Period from
                                        inception on
                                     January 3, 1994
                                     to December 31,                   Years ended December 31,
                                                                       ------------------------
                                                2000              2000           1999          1998
       --------------------------------------------------------------------------------------------
        Net loss:
         As reported                   $   (8,105,646)   $  (1,114,003) $  (1,236,074) $ (2,110,556)
         Proforma                          (9,456,090)      (1,219,195)    (1,423,903)   (2,384,239)

       ============================================================================================

       Basic and diluted net
         loss per share:

         As reported                         $ (0.32)          $ (0.03)       $ (0.03)      $ (0.07)
         Proforma                              (0.37)            (0.03)         (0.04)        (0.08)

       ============================================================================================

 (iii) Stock-based compensation (continued):

       The fair value for the options was estimated using the Black-Scholes option pricing model assuming no expected dividends and the following weighted average assumptions:

       ===============================================================

                                                Options
                                          ------------------
                                        Interest
                                            rate     Term   Volatility

       Years ended:
          December 31, 2000                 6.05%   1 yrs          70%
          December 31, 1999                 5.88%   5 yrs         120%
          December 31, 1998                 6.00%   5 yrs         156%
       ===============================================================

 The weighted-average grant-date fair value of stock options granted during the year ended December 31, 2000 and 1999 are as follows:

       ==================================================================
                                       Weighted average  Weighted average
                                        exercise price	     fair value
                                          December 31,       December 31,
                                          ------------       ------------
                                          2000    1999       2000    1999
       ------------------------------------------------------------------
       Exercise price is less than
        market value on grant date       $   -  $ 0.20     $    -  $ 0.18
       Exercise price exceeds
        market value on grant date       $ 0.25   0.20       0.04    0.16
       ------------------------------------------------------------------
       Total options                     $ 0.25 $ 0.20     $ 0.04  $ 0.16
       ==================================================================

8.  Income taxes:

    Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards.

    The Company's deferred income tax assets are comprised of the following at December 31:

    ===================================================================
                                                   2000            1999
    -------------------------------------------------------------------

    Net deferred tax assets and liabilities:
      Net operating loss carryforwards       $ 3,439,783    $ 3,010,653
    -------------------------------------------------------------------
    Total deferred tax assets                  3,439,783      3,010,653
    Valuation allowances                      (3,439,783)    (3,010,653)
    -------------------------------------------------------------------
    Net deferred tax assets                  $         -     $        -
    ===================================================================

    As of December 31, 2000, the Company had net operating losses of $2,717,576 available to offset taxable income earned in Canada to 2007 and $4,994,940 available to offset taxable income earned in the United States to 2015. Management believes that sufficient uncertainty exists as to whether the deferred tax assets will be realized, and accordingly, a valuation allowance is required.

9.  Contingencies:

(a) On February 1, 1999, a former employee of the Company commenced legal proceedings against the Company claiming damages for an alleged breach of a stock option agreement and an amount owing pursuant to a consulting agreement. The Company and the former employee entered into a Mutual Release and Settlement Agreement dated February 1, 2001 whereby the Company will issue 400,000 common shares at a deemed price of $0.25 per share to the former employee's company. The cost of the settlement of these proceedings which commenced prior to year-end has been included in shares to be issued and recognized as a loss on settlement of litigation in the December 31, 2000 consolidated financial statements.

(b) On March 16, 1999 three corporations commenced legal proceedings against the Company and certain of its present and former directors claiming damages in the amount of $606,000 for breach of contract and conversion of stock certificates. The Company's records show that during the fiscal year ended December 31, 1995, $606,000 was received on account of the subscription of 3,000,000 shares at $0.25 per share. In November 1995 the Company cancelled the certificates representing the 3,000,000 shares, on the basis of irregularities in the issuance of the certificates and in other dealings between the Company and parties affiliated with the subscribers. The Company did not record any shares isued in relation to the 3,000,000 shares in dispute. Prior to December 31, 1998, the Company recorded $606,000 as funds received outside of shareholders' equity on its balance sheet. On the commencement of legal proceedings in March 1999, the Company reclassified the $606,000 to "amounts in dispute", as a line item classification in the liabilities section of the Company's financial statements.

    The Company filed a defence and counterclaim in the legal proceedings alleging that the Plaintiffs and a former promoter of the Company caused share certificates of the Company to be issued improperly, and caused funds of the Company to be used for unauthorized and improper purposes. In January 2001 the Supreme
    Court of British Columbia dismissed the claims against the Company and its present and former directors on the grounds that the Plaintiffs failed to comply with a court order for the production of documents. The Plaintiffs have not appealed the judgment. As a result of the dismissal of the legal proceedings against the Company, the amount of $606,000 has been recorded as additional paid in capital in the statement of stockholders' equity for the year ended December 31, 2000.

10. Commitments:

    The Company has obligations under operating lease arrangements which require the following minimum annual payments:

    ===========================================================
    2001                                          $      36,575
    2002                                                  6,617
    -----------------------------------------------------------
                                                  $      43,192
    ===========================================================

11. Research and development expenditures:

    Included in cumulative research and development expenditures is $438,700 of compensatory benefit of employee stock options from the period of inception on January 31, 1994 to December 31, 2000. No benefit was recorded during the year ended December 31, 2000 (1999 - nil; 1998 - $430,700).


12. Selling, general and administrative expenses:

    Selling, general and administrative expenses are comprised of the following:

    ============================================================================================
                                      Period from
                                     inception on
                                  January 3, 1994
                                  to December 31,                      Years ended December 31,
                                                                       ------------------------
                                             2000              2000           1999          1998
    --------------------------------------------------------------------------------------------
    Compensatory benefit of
      employee stock options       $      691,100     $           -	$    2,000  $    497,100
    Salaries and benefits               1,055,160           189,159        143,865       298,430
    Marketing                             952,366           126,640        163,768       165,676
    Legal and audit                       781,172           132,237        142,781       169,257
    Rent and facilities                   307,266            55,033         33,353        86,477
    Other                                 869,141           188,924        164,948       138,770
    --------------------------------------------------------------------------------------------
                                   $    4,656,205     $     691,993	$  650,715   $ 1,355,710
    ============================================================================================


13. Financial instruments:

(a) Fair values of financial instruments:
    The Company's short-term financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, due from related companies, accounts payable and accrued liabilities. The fair value of these financial instruments approximate their carrying values due to their short term maturity.

(b) Foreign currency risk:

    Foreign currency risk reflects the risk that the Company's net assets or operations will be negatively impacted due to fluctuations in exchange rates. Revenues and expenses of the Company denominated in foreign currencies come due in the short-term and accordingly, management of the Company believes there is no significant exposure to foreign currency fluctuations. The Company does not have foreign currency hedges in place.

(c) Credit risk:

    Financial instruments subjecting the Company to concentrations of credit risk consist primarily of cash and cash equivalents and short-term investments. The Company maintains cash and cash equivalents with high quality financial institutions.

    The Company's customers are currently concentrated in Canada. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information.

14. Subsequent events:

    Private placement:

    Subsequent to year-end, the Company issued, through a private placement, 7,600,000 common shares at $0.15 per share for net proceeds of $1,140,000 of which $100,000 is in the form of a promissory note receivable from an officer. Additionally, the Company issued 3,800,003 share purchase warrants. Each share purchase warrant entitles the holder to purchase one additional common share of the Company, for a period of one year, at a price of $0.20 per share. As at December 31, 2000, $730,000 had been received with respect to this private placement and is included in additional paid-in capital.

15. Unaudited interim financial statements:

    The following table sets forth selected unaudited quarterly information for the Company's last eight fiscal quarters (in thousands):


    ========================================================================
                                         Fiscal 2000 Quarter End
                             ------------------------------------------
                         December 31  September 30     June 30      March 31

     Revenues                     19            44           7            70
     Gross margin                 13            31           4            39
     Net loss
      for the period            (340)         (120)       (326)         (328)
     Net loss
      per share                (0.01)        (0.01)          -         (0.01)
    ========================================================================

    ========================================================================
                                         Fiscal 1999 Quarter End
                             ------------------------------------------
                         December 31  September 30     June 30      March 31

     Revenues                      -             -           -             -
     Gross margin                  -             -           -             -
     Net earnings (loss)
      for the period             (300)        (226)       (354)         (357)
     Net profit (loss)
      per share                     -        (0.01)          -         (0.01)
    ========================================================================

BRAINTECH, INC.
(A Development Stage Enterprise)

Condensed Consolidated Financial Statements
For the three and six month periods ended June 30, 2001

Condensed Consolidated Balance Sheets
(unaudited)
(Expressed in United States dollars)


====================================================================================
                                                        June 30,        December 31,
                                                            2001                2000
------------------------------------------------------------------------------------
                                                     (Unaudited)        (unaudited)

ASSETS

Current assets:
   Cash and cash equivalents                        $    577,954       $    899,573
   Short-term investments                                  6,857              6,929
   Accounts receivable less allowance                     67,840             20,140
    of nil (2000 - nil)
   Inventory                                              27,420              3,369
   Due from related companies                              6,399             14,748
   Prepaid expenses                                       15,051             10,121
   --------------------------------------------------------------------------------
                                                         701,521            954,880

Deposit on lease                                           2,297              2,297

Fixed assets                                             188,148            176,895
-----------------------------------------------------------------------------------
                                                    $    891,966       $  1,134,072
===================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities         $    108,176       $     50,686

Stockholders' equity:
   Common stock:
    Authorized:  200,000,000 shares, with
    $0.001 par value                                      56,473             45,599
Additional paid-in capital                             9,827,084          9,202,233
Deficit accumulated prior to the development stage       (58,800)           (58,800)
Deficit accumulated during the development stage      (9,040,967)        (8,105,646)
------------------------------------------------------------------------------------
                                                    $    783,790       $  1,083,386
------------------------------------------------------------------------------------
                                                    $    891,966       $  1,134,072
====================================================================================

See accompanying condensed notes to consolidated financial statements.

BRAINTECH, INC.
(A Development Stage Enterprise)

Condensed Consolidated Statements of Operations
(Unaudited)
(Expressed in United States dollars)


======================================================================================================
                                    Period from
                                   inception on
                                January 3, 1994       Six months ended          Three months ended
                                    to June 30,           June 30,                    June 30,
                                           2001      2001         2000           2001          2000
======================================================================================================

Sales                           $  222,361       $ 24,802     $ 77,173       $ 24,802       $  7,287
Cost of sales                       91,061          7,475       34,452          7,475          3,253
======================================================================================================

Gross margin                       131,300         17,327       42,721         17,327          4,034

Operating expenses:
   Consulting and contractors      736,561               -           -              -              -
   Research and development      2,796,611         203,839     290,660         85,567        139,633
   Selling, general and
   administrative                5,411,837         755,632     423,811        463,450        191,298
   Loss on settlement of
   litigation                      100,000               -           -              -              -
   Gain on settlement of
   litigation                     (606,000)              -           -              -              -
   Loss on disposal of fixed
   assets                           34,534           8,480           -          8,480              -
   Write-down of investments       100,000               -           -              -              -
   Write-down of short term
   investments                          72              72           -             72              -
   Write-down of intangible
   assets                           17,189               -           -              -              -
   Write-down of organization
   costs                            17,431               -           -              -              -
   ----------------------------------------------------------------------------------------------------
                                 9,214,235         968,023     714,471        557,569        330,931
-------------------------------------------------------------------------------------------------------

Operating loss                  (9,082,935)       (950,696)   (671,750)      (540,242)      (326,897)

Non-operting
   Interest income                  41,968          15,375      17,001          5,358              -
-------------------------------------------------------------------------------------------------------
Net loss for the period         (9,040,967)       (935,321)   (654,749)      (534,884)      (326,897)
=======================================================================================================

Loss per share information:
   Basic and diluted              $ (0.33)         $ (0.02)    $ (0.01)       $ (0.01)        $(0.01)
=======================================================================================================

Weighted average number of
   common shares outstanding:  27,224,969       49,268,805   43,373,415     53,821,246     45,593,728
     Basic and diluted
========================================================================================================

See accompanying condensed notes to consolidated financial statements.

BRAINTECH, INC.
(A Development Stage Enterprise)

Condensed Consolidated Statements of Stockholders' Equity (Deficit)
(Unaudited)
(Expressed in United States dollars)

==================================================================================================================
                                                                           Deficit        Deficit
                                                                       accumulated    accumulated            Total
                                                          Additional  prior to the     during the    stockholders'
                                               Common        paid-in   development    development           Equity
                                     Stock      stock        capital         stage          stage        (deficit)
------------------------------------------------------------------------------------------------------------------

Balance, January 3, 1994        17,400,000   $17,400    $  1,039,271   $  (58,800)     $        -     $   997,871

Loss for the period                      -         -               -	        -      (1,006,716)     (1,006,716)
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994      17,400,000    17,400       1,039,271      (58,800)     (1,006,716)         (8,845)

Loss for the period                      -         -               -            -        (748,310)       (748,310)
------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995      17,400,000    17,400       1,039,271      (58,800)     (1,755,026)       (757,155)

Common stock transactions
  (net of issue costs):
  Issued for cash at
  $0.1895 per share                950,000       950         173,440            -               -        174,390
  Issued for cash at
  $0.25 per share                  733,333       733         183,167            -               -        183,900
  Issued for cash at
  $0.20 per share                3,000,000     3,000         592,500            -               -        595,500
  Shares issued for services
  rendered                       1,200,000     1,200         238,800            -               -        240,000
Loss for the period                      -         -	           -            -        (959,945)      (959,945)
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996      23,283,333    23,283       2,227,178      (58,800)     (2,714,971)      (523,310)

Common stock transactions (net of
  issue costs):
  Issued for cash at
  $0.20 per share                2,000,000     2,000         396,991            -               -        398,991
  Issued for cash at
  $0.15 per share                1,000,000     1,000         148,279            -               -        149,279
  Shares issued for services
  rendered                         300,000       300          59,700            -               -         60,000
Compensatory benefit of employee
   stock options                         -         -	     200,000            -               -        200,000
Loss for the period                      -         -               -            -        (930,042)      (930,042)
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997      26,583,333    26,583       3,032,148      (58,800)     (3,645,013)      (645,082)

Common stock transactions (net of
  issue costs):
  Issued for cash at
  $0.25 per share                1,600,000     1,600         398,400            -               -        400,000
  Issued for cash at
  $0.20 per share                2,188,000     2,188         435,412            -               -        437,600
  Compensatory benefit of
   employee stock options                -         -         927,800            -               -        927,800
Loss for the period                      -         -               -            -      (2,110,556)    (2,110,556)
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998      30,371,333    30,371       4,793,760      (58,800)     (5,755,569)      (990,238)

Common stock transactions (net of
  issue costs):
  Issued for cash at
  $0.15 per share                9,800,000     9,800       1,433,950            -               -      1,443,750
  Issued for cash at
  $0.20 per share                  157,000       157          31,243            -               -         31,400
  Issued for cash at
  $0.60 per share                1,010,000     1,010         604,990            -               -        606,000
  Common stock subscriptions             -         -         110,270            -               -        110,270
  Subscriptions receivable               -      (110)        (65,890)           -               -        (66,000)
  Compensatory benefit of employee
    stock options                        -         -           2,000            -               -          2,000
Loss for the period                      -         -               -            -      (1,236,074)    (1,236,074)
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999      41,338,333    41,228       6,910,323      (58,800)     (6,991,643)       (98,892)
carried forward

                              F-21

BRAINTECH, INC.
(A Development Stage Enterprise)

Condensed Consolidated Statements of Stockholders' Equity (Deficit) (Continued)
(Unaudited)
(Expressed in United States dollars)

================================================================================================================
                                                                           Deficit        Deficit          Total
                                      Common stock                     accumulated    accumulated  Stockholders'
                                 -------------------      Additional  prior to the     during the         Equity
                                 Number of                   paid-in   development    development      (deficit)
                                    Shares    Amount         capital         stage          stage
----------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000,
  carried forward               41,338,333  $ 41,228      $ 6,910,323   $ (58,800)  $  (6,991,643)  $   (98,892)

Common stock issued for cash
  at $0.20 per share
  (net of share issue costs)     3,976,000     3,976         790,305            -               -       794,281
Subscriptions received in cash           -       110          65,890            -               -        66,000
Settlement of litigation                 -         -         606,000            -               -       606,000
Common stock issued for cash
  on subscriptions                 285,000	 285            (285)           -               -             -
Common stock subscriptions
  received in cash                       -         -         730,000            -               -       730,000
Common stock to be issued
  in settlement of legal claim           -         -         100,000            -               -       100,000
Net loss                                 -         -               -            -      (1,114,003)   (1,114,003)
-----------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000,     45,599,333    45,599       9,202,233      (58,800)     (8,105,646)    1,083,386

Common stock issued for
  promissory note (note 3)       1,333,334      1,334       198,666            -                -       200,000
Less:  Promissory note
  receivable for subscription
  of common shares (note 3)              -          -      (200,000)           -                -      (200,000)
Common stock issued for
  settlement of legal
  claim                            400,000        400          (400)           -                -             -
Common stock issued for
  cash at $0.15 per share
  (net of share issue
  costs and share
  subscriptions received
  in 2000)                       9,040,189      9,040        607,685           -                -       616,725
Shares issued for services
  rendered                         100,000        100         18,900           -                -        19,000
Loss for the period                      -          -              -            -        (935,321)     (935,321)
------------------------------------------------------------------------------------------------------------------
Balance, June 20, 2001          56,472,856   $ 56,473    $ 9,827,084    $ (58,800)   $ (9,040,967)    $ 783,790


==================================================================================================================

See accompanying condensed notes to consolidated financial statements.

BRAINTECH, INC.
(A Development Stage Enterprise)

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Expressed in United States dollars)


==============================================================================================
                                               Period from
                                              inception on
                                           January 3, 1994           Six months ended
                                               to June 30,                June 30,
                                                      2001            2001          2000
==============================================================================================
Cash flows from operating activities:
   Loss for the period                      $  (9,040,967)    $  (935,321)    $ (654,749)
   Items not involving cash:
     Amortization                                  194,164         62,092         28,981
     Bad debt                                       75,108              -          2,126
     Loss on disposal of fixed assets               34,534          8,480              -
     Write-down of investments                     100,000              -              -
     Write-down on short-term Investments               72             72              -
     Write-down of Intangible Assets                17,189              -              -
     Write-down of organization costs               17,431              -              -
     Shares issued for services rendered           319,000         19,000              -
     Shares issued for satisfaction of legal
     claim                                         100,000              -              -
     Compensatory benefit of employee stock
     options                                     1,129,800              -              -
   Changes in non-cash operating working
   capital:
     Inventory                                     (27,420)       (24,051)             -
     Accounts receivable                           (74,115)       (47,700)        (7,379)
     Prepaid expenses                              (15,051)        (4,930)        (8,476)
     Accounts payable and accrued liabilities      115,138         57,490          3,324
     Deferred revenue                                    -                   -   (21,506)
   ------------------------------------------------------------------------------------------
   Net cash used in operating activities        (7,055,117)      (864,868)      (657,679)

   Cash flows from investing activities:
     Purchase of marketable securities            (100,000)             -              -
     Purchase of fixed assets                     (457,293)       (81,825)       (28,242)
     Purchase of Short-term investments             (6,929)
     Proceeds from notes receivable               (130,181)             -              -
     Proceeds from disposal of real estate         306,752              -              -
     Proceeds from disposal of fixed assets         41,506              -              -
     Deposit on lease                               (2,297)             -         (2,297)
   ------------------------------------------------------------------------------------------
   Net cash used in investing activities          (348,442)       (81,825)       (30,539)

Cash flows from financing activities:
   Notes receivable                                 55,073              -         10,130
   Loans to directors and officer                    7,304              -        (36,131)
   Due to (from) related companies                 (32,244)         8,349         13,644
   Mortgages payable                              (207,739)             -              -
   Subscriptions receivable                              -              -         66,000
   Amounts in dispute                              606,000              -              -
   Common shares issued, net of issue costs      7,309,007        616,725        793,566
   ------------------------------------------------------------------------------------------
   Net cash provided by financing activities     7,737,401        625,074        847,209

Increase in cash and cash equivalents              333,842       (321,619)       158,991

Cash and cash equivalents, beginning of period     244,112        899,573        431,390

Cash and cash equivalents, end of period        $  577,954      $ 577,954     $  590,381
=============================================================================================

Supplemental information:
   Cash paid for interest                       $    3,797      $       -     $        -
   Cash paid for taxes                                   -              -              -
Non-cash financing activities:
   Shares issued for services rendered             319,000         19,000              -
   Shares issued for promissory notes              200,000        200,000              -
   Shares issued for satisfaction of legal claim   100,000              -              -
=============================================================================================


See accompanying condensed notes to consolidated financial statements.

BRAINTECH, INC.
(A Development Stage Enterprise)

Condensed Notes to Consolidated Financial Statements
(Unaudited)
(Expressed in United States dollars)

Three months ended June 30, 2001 and 2000
Period from inception on January 3, 1994 to June 30, 2001

======================================================================


1.  DESCRIPTION OF BUSINESS AND FUTURE OPERATIONS:

    Braintech, Inc. (the "Company") is a high tech development company, developing advanced video recognition software. All sales of its products and services are made in this industry segment.

    These consolidated financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business. The Company has not generated significant revenues and is continuing to develop its business. Operations to date have been primarily financed by equity transactions. The Company's future operations and its continuation as a going concern are dependent upon its ability to raise additional capital, increase sales of its products by maintaining its strategic sales alliances with a major supplier of robotic systems, generating positive cash flows from operations and ultimately attaining profitability. It is the Company's intention to focus on developing this alliance and on becoming their principal supplier of vision systems, raising financing and achieving profitable operations.

    Based on its current financial position, the Company believes that its present cash resources will be sufficient to pay ongoing cash operating expenses until approximately the end of October 2001. To continue as a going concern, the Company will either have to raise additional capital or begin to generate substantial sales revenue. If the Company cannot do either by the end of the third quarter of 2001, there is a risk that the business will fail. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.  BASIS OF PRESENTATION:

    These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and reflect all adjustments (all of which are normal and recurring in nature) that, in the opinion of management, are necessary for fair presentation of the interim financial information. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2001. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These unaudited condensed consolidated financial statements and notes included herein should be read in conjunction with the Company's audited consolidated financial statements and notes for the year ended December 31, 2000, as filed in its annual report on Form 10-KSB.

    These consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary Brainware Systems Inc., incorporated under the Company Act of British Columbia on March 30, 1994. All material intercompany balances and transactions have been eliminated.

3.  PROMISSORY NOTES:

    In conjunction with a private placement completed during the first quarter of 2001, a director and Chief Financial Officer of the Company issued a promissory note in the amount of $100,000 in payment for 666,667 common shares and 333,334 common share purchase warrants. This note receivable has been recorded as a deduction from stockholders' equity. Each common share purchase warrant entitles the holder to purchase one additional share for one year at $0.20 per share. In accordance with an Agreement for Escrow of Share Certificates dated February 27, 2001, the common share certificate and warrant certificate issued will remain in escrow until the Company receives full payment of the $100,000 note receivable. The amount is due upon demand and unsecured, and no interest is payable on this note.

    In conjunction with a private placement completed during the second quarter of 2001, the Chief Operating Officer and President of the Company issued a promissory note in the amount of $100,000 in payment for 666,667 common shares and 333,334 common share purchase warrants. This note receivable has been recorded as a deduction from stockholders' equity. Each common share purchase warrant entitles the holder to purchase one additional share for one year at $0.20 per share. In accordance with an Agreement for Escrow of Share Certificates dated June 26, 2001, the common share certificate and warrant certificate issued will remain in escrow until the Company receives full payment of the $100,000 note receivable. The amount is due upon demand and unsecured, and no interest is payable on this note.


4.  STOCK OPTIONS:

    A summary of the Company's stock option activity is as follows:

========================================================================
                                                                Weighted
                                           Number                average
                                        of shares         exercise price
------------------------------------------------------------------------
Balance, December 31, 2000              4,754,000         $         0.23

Options granted                           925,000                   0.25
Options exercised                               -                      -
Options cancelled/expired                (175,000)                  0.25
------------------------------------------------------------------------
Balance March 31, 2001 (Unaudited)      5,504,000         $         0.23
========================================================================

Of those outstanding at June 30, 2000, 3,019,000 are exercisable
(2000 - 2,329,000).

5.  SHARE PURCHASE WARRANTS:

    During the six months ended June 30, 2001, the Company completed a private placement of 10,373,523 shares at a price of $0.15 per share. In conjunction with this private placement, the Company issued 5,186,766 share purchase warrants (each purchaser received one share purchase warrant for each two shares purchased). Each share purchase warrant entitles the holder to purchase one additional share for one year at $0.20 per share. The 5,186,766 share purchase warrants were the only warrants outstanding as at June 30, 2001. There were no cancellations or expirations during the period.

6.  COMMITMENTS:

    The Company has obligations under operating lease arrangements which require the following minimum annual payments:

==================================================================
   2001                                                $    79,888
   2002                                                    121,282
------------------------------------------------------------------
                                                       $   201,170
==================================================================

No dealer, sales representative or
any other person has been authorized
to give any information or to make
any representations in connection
with this offering other than those
contained in this Prospectus, and,
if given or made, such information
or representations must not be
relied upon as having been
authorized by Braintech, Inc.  This                           BRAINTECH, INC.
Prospectus does not constitute an
offer to sell or a solicitation of
any offer to buy any securities
other than the securities offered by
this Prospectus, or an offer to sell
or a solicitation of an offer to buy
any securities by any person in any
jurisdiction where such offer or
solicitation is not authorized or is
unlawful.  Neither the delivery of
this Prospectus nor any sale made
hereunder shall, under any
circumstances, create any
implication that there has been no
change in the affairs of the Company
or that information contained herein
is correct as of any time subsequent
to the date of this Prospectus.


TABLE OF CONTENTS

                                Page
                                ----

Prospectus Summary                 1
Risk Factors                       4
Special Note Regarding
Forward-Looking Statements         6
Use of Proceeds                    7                    16,060,289 Common Shares
Dividend Policy                    7
Capitalization                     8
Selected Consolidated
Financial Data                     8
Description of Securities to
be Registered                      9
Selling Security Shareholders     10
Plan of Distribution              12
Legal Matters                     13
Management Discussion and
Analysis of Financial
Condition and Results of
Operations                        13
Business                          20
Management                        33                          August 31, 2001
Principal Stockholders            36
Related Party Transactions        37
Indemnification for
Securities Act Liabilities        41
Experts                           41
Where to Find Additional
Information                       41
Index to Financial Statements     42

                              PART II

              OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay substantially all the expenses incident to the registration, offering and sale of the shares to the public by the selling shareholders other than fees, discounts and commissions of underwriters, dealers or agents, if any, and transfer taxes. Those expenses are estimated as follows:

                                                           Amount(1)
                                                           ---------
           SEC Registration Fee	                                $625
           Legal Fees and Expenses                            20,000
           Accounting Fees and Expenses                       15,000
           Printing Expense                                   10,000
           Miscellaneous Expenses                              5,000
	   Total                                             $50,625

___________________
(1) All amounts have been estimated except the SEC registration fee. All of the above expenses will be payable by us.

             INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is incorporated under the laws of the State of Nevada. Section 78.7502 of the Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding as referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada law provides that discretionary indemnification under Section 78.7502 unless ordered by a court or advanced pursuant to subsection 2 of section 78.751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

-   By the stockholders;

- By the board of directors by majority vote of a quorum consisting of directors -who were not parties to the action, suit or proceeding;

- If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

- If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to section 78.751:

- does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section
    78.7502 or for the advancement of expenses made pursuant to subsection 2 of section 78.751, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action

- continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Company's Bylaws provide for the indemnification of directors of the Company to the fullest extent permitted by sections
78.7502 and 78.751.

            RECENT SALES OF UNREGISTERED SECURITIES

During the first half of 1998 we issued 1,600,000 shares in a private placement. These shares were issued to accredited purchasers pursuant to exemptions from registration pursuant to Rule 504 of Regulation D under the Securities Act. We received consideration of $400,000. 1,200,000 of the shares were issued on March 27, 1998 at a price of $0.25. Grant Sutherland, one of our directors, was the beneficial purchaser of 780,000 of the 1,200,000 shares. 400,000 of the shares were issued on May 4, 1998 at a price of $0.25. None of the purchasers were residents of the United States.

In July and August 1998 we issued 938,000 shares on the exercise of stock options granted to our directors, officers, employees and consultants. We received consideration of $187,600. Grant Sutherland, a member of our current Board of Directors, and John McDonald, a former director, exercised, 600,000 of the 938,000 stock options. These shares were issued pursuant to exemptions from registration pursuant to Rule 504 of Regulation D under the Securities Act. None of the purchasers were residents of the United States.

In September 1998 we conducted a private placement of 1,250,000 shares at $0.20 per share. The shares were issued to accredited purchasers pursuant to exemptions from registration pursuant to Rule 504 of Regulation D under the Securities Act. We received consideration of $250,000. Grant Sutherland, one of our directors, was the beneficial purchaser of 300,000 of the shares. None of the purchasers were residents of the United States.

In March 1999 we conducted a private placement of 4,400,000 shares at $0.15 per share. The shares were issued to accredited investors pursuant to exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act. We received consideration of $660,000. Grant Sutherland and Owen Jones, members of our Board of Directors, purchased 1,000,000 shares each.

In June 1999 we conducted a private placement of 2,600,000 shares at $0.15 per share. The shares were issued to accredited investors pursuant to exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act. We received consideration of $363,750, net of issue costs. None of our directors participated in this private placement.

In September and October 1999 we conducted private placements of 2,935,000 shares at $0.15 per share. The shares were issued to accredited investors pursuant to exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act. We received consideration of $440,250. Beau-J Holdings Ltd., a private holding company owned by Grant Sutherland, one of our directors, purchased 1,135,000 of the shares. Owing to administrative delays, 1,000,000 of the shares were issued in December 1999 and 135,000 of the shares were issued in February 2000.

In December 1999 we conducted a private placement of 1,160,000 shares at $0.60 per share. The shares were issued to accredited investors pursuant to exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act. We received consideration of $696,000. Grant Sutherland, one of our directors, purchased 150,000 of the shares. Owing to administrative delays, those shares were issued in February 2000.

During the first quarter of 2001, we completed a private placement of 7,600,000 shares at a price of $0.15 per share. In addition, for every two shares purchased, each purchaser received one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share for one year at $0.20 per share. The shares and warrants were issued to accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D under the Securities Act.

Of the 7,600,000 shares issued pursuant to this private placement, 3,300,000 shares were issued February 26, 2001 at a price of $0.15, which was equivalent to proceeds of $495,000. Another 4,300,000 shares were issued March 15, 2001 also at a price of $0.15, which was equivalent to proceeds of $645,000. We

                        III-3
received $730,000 of the proceeds from this private placement prior to December 31, 2000, and included this amount as "Additional paid-in capital" in our financial statements as at December 31, 2000. We received the balance of the proceeds during the first quarter of 2001. Purchasers in this private placement included the following directors and officers:

- Owen Jones, one of our directors, purchased 1,666,667 shares and 833,334 share purchase warrants.

- Edward White, one of our directors, purchased 666,667 shares and 333,334 share purchase warrants.

-    Beau J Holdings Ltd., a private holding company of Grant
     Sutherland, one of our directors, purchased 1,666,666 shares and 833,333 share purchase warrants.

Edward White issued a promissory note in the amount of $100,000 to us in payment of his shares and share purchase warrants. In accordance with an Agreement for Escrow of Share Certificate dated February 27, 2001, the share certificate and warrant certificate issued to Mr. White will remain in escrow until we receive full payment of the $100,000 from Mr. White.

On March 15, 2001, pursuant to a Mutual Release and Settlement Agreement dated February 1, 2001, we issued 400,000 shares to JMF Management Inc. in settlement of legal proceedings. These shares were issued in a private transaction pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. JMF Management Inc. is a private corporation resident in Canada.

On March 15, 2001, we issued 100,000 common shares Peter MacLean, a former employee. Mr. McLean was entitled to the shares as a term of his employment agreement. These shares were issued in a private transaction pursuant to the exemption from registration contained in section 4(2) of the Securities Act of 1933. Mr. McLean is a resident of Canada.

On June 29, 2001, we issued 2,773,523 common shares at a price of $0.15 per share to Judy Jones, James Meyers and Babak Habibi pursuant to a private placement. In addition, for every two shares purchased, the purchasers received one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share for one year at $0.20 per share. The shares and warrants were issued to accredited investors pursuant to exemptions from registration as set out in Rule 506 of Regulation D under the Securities Act.



                             III-4

                                EXHIBITS

Number
Exhibit

3.1(1)       Articles of Incorporation, dated February 27, 1987
3.2(1)       Articles of Amendment, dated July 14, 1998
3.3(1)       Articles of Amendment, dated June 28, 1990
3.4(1)       Articles Of Amendment of the Company, dated February 8,
             1993
3.5(1)       Articles of Amendment of the Company, dated April 6,
             1993
3.6(1)       Articles of Amendment of the Company, dated December 6,
             1993
3.7          Restated Articles of Incorporation of the Company dated
             June 1, 2000
3.8(1)       By-Laws of the Company
4.1(1)       Specimen Stock Certificate
4.2(2)       1997 Stock Option Plan
4.3(2)       2000 Stock Option Plan
4.4(7)       Amended 2000 Stock Option Plan dated November 1, 2000
5.1          Opinion and Consent of William M. Ziering, Attorney at
             Law dated June 29, 2001
10.1(1)      License Agreement between the Company and Willard W.
             Olson, dated January 5, 1995.
10.2(1)      Product Development Agreement between the Company and
             United Technologies Microelectronic Systems Inc., dated
             July 6, 1998.
10.3(1)      Manufacturing and Sales Agreement between the Company
             and United Technologies Microelectronic Systems Inc., dated July 6, 1998.
10.4(1)      Operating Agreement between the Company and Sideware Systems Inc., dated November 1, 1995.
10.5(4)      Cost Sharing and Allocation Agreement between the
             Company and Sideware Systems Inc.
10.6(1)      Assignment of Lease and Modification of Lease Agreement
             dated August 17, 1998 between HOOPP Realty Inc.,
             Techwest Management Inc., Sideware Systems Inc., and
             Braintech, Inc.
10.7(4)      Software Development and License Agreement dated
             September 20, 1999 between the Company and Sideware
             Systems Inc.
10.8(4)      Lease effective as of July 1, 1999 between the
             Company, Techwest Management Inc., Sideware Systems
             Inc. and Pacific Centre Leaseholds Ltd.
10.9(4)      Assignment Agreement effective as of July 1, 1999
             between the Company, Techwest Management Inc.,
             Sideware Systems Inc., and SJM Management Ltd.
10.10(4)     Agreement between the Company, Mercator Robotec Inc.
             and Satisfied Brake Products Inc.
10.11(5)     Alliance Agreement dated March 26, 2000 between the
             Company and ABB Flexible Automation.
10.12(6)     Sublease and Consent to Lease between MGI International
             Marine Safety Solutions Inc., Techwest Management Inc.
             and HOOPP Realty Inc., and Offer to Lease
10.13(6)     Letter agreement with Sideware Systems Inc. dated
             November 1, 2000
10.14(7)     Bluetooth Specification Early Adopters Agreement
             between IBM and the Company dated December 15, 2000
10.15(7)     Support and Equipment Lease Agreement between Tactel AB
             and the Company dated December 19, 2000
10.16(7)     Assignment Agreement between Pacific Centre Leaseholds
             Ltd., Techwest Management Inc., Sideware Systems Inc.
             and the Company dated January 1, 2001
10.17(7)     Mutual Release and Settlement Agreement between Manfred
             Kurschner, JMF Management Inc, Techwest Management Inc.
             and the Company dated February 1, 2001


                                III-5

10.18(7)     Agreement between Axis Communications Inc. and the
             Company dated January 29, 2001
10.19(7)     Agreement for Escrow of Share Certificate & Promissory
             Note between Edward White and the Company dated
             February 27, 2001
10.20        Agreement for Escrow of Share Certificate & Promissory
             Note between Babak Habibi and the Company dated
             June 26, 2001
10.21        Memorandum of Understanding with Marubeni Corporation
11.1(7)      Computation of net loss per share
21.1(1)      Subsidiaries of the Registrant
23.1         Consent of KPMG, LLP dated July 3, 2001

(1)	Exhibit already on file - exhibit to our Form 10-SB
        registration statement filed September 25, 1998.
(2)	Exhibit already on file - exhibit to our Schedule 14A proxy
        information filed March 1, 2000.
(3)	Exhibit already on file - exhibit to our Form S-1
        registration statement filed February 11, 2000.
(4)	Exhibit already on file - exhibit to our Form 10-QSB covering the quarter ended September 30, 1999 filed November 15, 1999.
(5)	Exhibit already on file - exhibit to our Form 10-QSB covering the quarter ended March 31, 2000 filed May 15, 2000.
(6)	Exhibit already on file - exhibit to our Form 10-QSB covering the quarter ended September 30, 2000 dated November 9, 2000.
(7)	Exhibit already on file - exhibit to our Form-10-KSB covering the fiscal year ended December 31, 2000 dated March 29, 2001.

                                UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)   To include any prospectus required by section
            10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

                                III-6

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                        SIGNATURES

In accordance with Section 13 of the Securities Act of 1933, the registrant caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: September 7, 2001                        BrainTech, Inc.

                                                "Grant Sutherland"

                                                By:
                                                W. Grant Sutherland
                                                Chairman of the Board of
                                                Directors


Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                  Title                           Date


     *                    Chief Executive Officer         September 7, 2001
Owen L.J. Jones           and Director
                          (Principal Executive Officer)


"Grant Sutherland"        Chairman of the Board,          September 7, 2001
W. Grant Sutherland       Director


     *                    Chief Financial Officer,        September 7, 2001
Edward A. White	          Director
                          (Principal Financial and
                          Accounting Officer)


*By: "Grant Sutherland"
W. Grant Sutherland
Attorney in Fact